UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Addus HomeCare Corporation

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May 24, 2010

Palatine, Illinois

Dear Shareholders:

I am pleased to invite you to attend Addus HomeCare’s 2010 Annual Meeting of shareholders on July 7, 2010 at 10:00 a.m. (Central time) at our headquarters at 2401 South Plum Grove Road, Palatine, Illinois.

The notice of Annual Meeting of Shareholders and proxy statement that follow describe those matters to be voted on at the meeting. Your proxy card and our 2009 annual report are also enclosed.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we recommend that you complete, sign, date and return the enclosed proxy card to ensure your shares are represented at the Annual Meeting.

Sincerely,

Mark S. Heaney

Chairman of the Board, President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 24, 2010

Palatine, Illinois

TO THE SHAREHOLDERS OF ADDUS HOMECARE CORPORATION:

The Annual Meeting of Shareholders of Addus HomeCare Corporation, which we refer to as the Company, will be held on July 7, 2010 at 10:00 a.m. (Central time) at our headquarters at 2401 South Plum Grove Road, Palatine, Illinois for the following purposes:

1. To elect Mark S. Heaney and Simon A. Bachleda as Class I directors;

2. To ratify the appointment of BDO Seidman, LLP as the Company’s independent auditor for the fiscal year ending December 31, 2010;

3. To transact such other business, if any, as lawfully may be brought before the meeting.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on May 17, 2010, are entitled to notice of, and to vote at, the Annual Meeting of Shareholders.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ENCLOSED PROXY STATEMENT.

By Order of the Board of Directors,

Francis J. Leonard Secretary

ADDUS HOMECARE CORPORATION

2401 South Plum Grove Road

Palatine, Illinois 60067

May 24, 2010

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING OF SHAREHOLDERS AND VOTING

Why Did You Send Me this Proxy Statement?

We sent you this Proxy Statement and the enclosed proxy card because the Board of Directors of Addus HomeCare Corporation, which we refer to as “Addus HomeCare,” “we,” “us,” “our,” or the “Company,” is soliciting your proxy to vote at the 2010 Annual Meeting of Shareholders, which will be held July 7, 2010 at 10:00 a.m. (Central time) at our headquarters at 2401 South Plum Grove Road, Palatine, Illinois 60067. A copy of our Annual Report for the fiscal year ended December 31, 2009 accompanies this Proxy Statement. Upon your written request, we will provide you, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Our Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K may also be found on our website at www.addus.com.

This Proxy Statement summarizes the information you need to vote at the Annual Meeting of Shareholders. You do not need to attend the Annual Meeting of Shareholders to vote your shares. You may simply complete, sign and return the enclosed proxy card.

What Proposals will be Voted on at the Annual Meeting of Shareholders?

There are two proposals scheduled to be voted on at the Annual Meeting of Shareholders:

•	The election of Mark S. Heaney and Simon A. Bachleda as Class I directors.

•	The ratification of the selection of BDO Seidman, LLP, an independent registered public accounting firm, as our independent auditor for 2010.

Addus HomeCare’s Board of Directors (the “Board”) recommends that you vote your shares “FOR” each of the nominees of the Board and “FOR” the appointment of the selection of BDO Seidman, LLP as our independent auditor for 2010.

Who Is Entitled to Vote?

May 17, 2010 is the record date for the Annual Meeting of Shareholders. If you owned shares of our common stock at the close of business on May 17, 2010, you are entitled to vote. As of May 17, 2010, we had 10,500,323 shares of common stock outstanding and entitled to vote at the Annual Meeting of Shareholders. Our common stock is our only class of voting stock. We will begin mailing this Proxy Statement on or about May 24, 2010 to all shareholders entitled to vote.

How Many Votes Do I Have?

You have one vote for each share of our common stock that you owned at the close of business on May 17, 2010.

What is the Difference Between Holding Shares as a Shareholder of Record and as a Beneficial Owner?

Many of our shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent to you directly by Addus HomeCare. As the shareholder of record, you have the right to grant your voting proxy directly to Addus HomeCare or to vote in person at the Annual Meeting of Shareholders. Addus HomeCare has enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares and are also invited to attend the Annual Meeting of Shareholders. However, since you are not the shareholder of record, you may only vote these shares in person at the Annual Meeting of Shareholders if you follow the instructions described below under the heading “How Do I Vote In Person at the Annual Meeting of Shareholders?”. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares.

How Do I Vote by Proxy?

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board:

•	“FOR” the election of Mark S. Heaney and Simon A. Bachleda as Class I directors.

•	“FOR” the ratification of BDO Seidman, LLP as our independent auditor for 2010.

If any other matter is presented, your proxy will vote in accordance with his best judgment. At the time we began printing this Proxy Statement, we knew of no matters that needed to be acted on at the Annual Meeting of Shareholders, other than those discussed in this Proxy Statement.

May I Revoke My Proxy?

Yes. If you change your mind after you vote, you may revoke your proxy by following any of the procedures described below. To revoke your proxy:

•	Send in another signed proxy with a later date,

•	Send a letter revoking your proxy to Addus HomeCare’s Secretary at 2401 South Plum Grove Road, Palatine, Illinois 60067, or

•	Attend the Annual Meeting of Shareholders and vote in person.

If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

How Do I Vote in Person at the Annual Meeting of Shareholders?

You may vote shares held directly in your name as the shareholder of record in person at the Annual Meeting of Shareholders. If you choose to vote your shares in person at the Annual Meeting of Shareholders, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the Annual Meeting of Shareholders, Addus HomeCare recommends that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting of Shareholders.

Shares beneficially owned and held in “street name” may be voted in person by you only if you obtain a signed proxy from the shareholder of record giving you the right to vote the shares. If your shares are held in the name of your broker, bank or other nominee, you must bring to the Annual Meeting of Shareholders an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the shares and a signed proxy from the shareholder of record giving you the right to vote the shares. The account statement or letter must show that you were beneficial owner of the shares on May 17, 2010.

What Votes Need to be Present to Hold the Annual Meeting of Shareholders?

To have a quorum for our Annual Meeting of Shareholders, persons must be present, in person or by proxy, representing a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting.

What Vote Is Required to Approve Each Proposal?

Election of Directors	The election of each nominee for Class I director requires the affirmative vote of a plurality of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote on the election of directors.

Ratification of Appointment of Independent Auditors	The ratification of the selection of BDO Seidman, LLP as independent auditor for 2010 requires the affirmative vote of a majority of the votes entitled to be cast by shareholders who are present in person or represented by proxy at the Annual Meeting of Shareholders and entitled to vote.

How Are Votes Counted?

In the election of Addus HomeCare directors, your vote may be cast “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. For the ratification of Addus HomeCare’s independent auditors, your vote may be cast “FOR” or “AGAINST” or you may “ABSTAIN”. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board. We will appoint one or more inspectors of election to count votes cast in person or by proxy.

What Is the Effect of Broker Non-Votes and Abstentions?

Abstentions have the same effect as negative votes. Broker non-votes and shares as to which proxy authority has been withheld with respect to any matter are not entitled to vote for purposes of determining whether shareholder approval of that matter has been obtained and, therefore, will have no effect on the outcome of the vote on any such matter. A broker “non-vote” occurs on an item when shares held by a broker are present or represented at the meeting, but the broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

What Are the Costs of Soliciting these Proxies and Who Will Pay Them?

Addus HomeCare will pay all the costs of soliciting these proxies. Although we are mailing these proxy materials, our directors and employees may also solicit proxies by telephone, by fax or other electronic means of communication, or in person. We will reimburse our transfer agent and banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

Where Can I Find the Voting Results?

We will publish the voting results by filing a Current Report on Form 8-K, which we will file with the Securities and Exchange Commission (the “SEC”) within four business days of our Annual Meeting of Shareholders.

Do Directors Attend the Annual Meeting of Shareholders?

Although we do not have a formal policy regarding director attendance at shareholder meetings, we encourage our directors to attend our annual meeting of shareholders and special meetings of shareholders. The Company was not required to hold an Annual Meeting of Shareholders last year because it did not have any securities listed on any national securities exchange.

Can a Shareholder Communicate Directly with our Board? If so, how?

Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. To communicate with the Board, any individual director or any group or committee of directors, correspondence should be addressed to the Board or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent to the Secretary, Addus HomeCare Corporation, 2401 South Plum Grove Road, Palatine, Illinois 60067.

All communications received as set forth in the preceding paragraph will be opened by the Company’s executive officers for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the executive officers will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope is addressed.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our Bylaws divide our Board into three classes with the terms of office of each class ending in successive years. Our Bylaws empower our Board to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual Meeting of Shareholders.

Following recommendation from the Nominating and Corporate Governance Committee, our Board has nominated Mark S. Heaney and Simon A. Bachleda for re-election as Class I directors of the Company to serve three year terms to expire at the Annual Meeting of Shareholders in 2013.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF THESE

NOMINEES AS DIRECTORS OF THE COMPANY.

It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board. We know of no reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next election of the class for which such director was chosen.

The Board has fixed the number of directors at seven; however, the Board currently has only six members and will continue to have only six members following the election of the nominees named below. The Board is currently seeking an appropriate candidate to fill the final position on the Board. When an appropriate candidate is identified, the Board expects that it will fill the vacancy by a vote of a majority of directors and that director will serve until the next election of the class for which such director is chosen.

We have set forth below information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual Meeting of Shareholders. A majority of the Board, including Mark L. First, Simon A. Bachleda, W. Andrew Wright, III, Mark S. Heaney and Steven I. Geringer, were initially elected pursuant to a stockholders’ agreement dated September 19, 2006 (the “Stockholders’ Agreement”). The Stockholders’ Agreement was terminated in connection with the Company’s initial public offering completed on November 2, 2009 (the “IPO”) and there are no remaining contractual rights to appoint directors. There are no other arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Nominees for Election for Terms Expiring in 2013

Mark S. Heaney, age 54, has served as Chairman of the Board, President and Chief Executive Officer of the Company since June 2009, President and Chief Executive Officer of Addus HealthCare, Inc. (“Addus HealthCare”), since May 6, 2008 and a director of the Company since September 2006. From 1985 until May 2008, Mr. Heaney served as Addus HealthCare’s Vice President, Operations and Chief Operating Officer. Mr. Heaney is a member of the board of directors of the National Association for Home Care and Hospice, and is Chairman of its Homecare Aide Section. Mr. Heaney is also a member of the board of advisors for Catholic Charities of the Archdiocese of Chicago. Mr. Heaney has previously served as the Chairman of the National Private Duty Association of America, the Health and Medicine Policy Research Group’s Leadership Taskforce, the Department of Health and Human Services’ Home Health Design Technical Advisory Group, the board of directors of The Management Resource Association, Inc. and many other task forces and committees in the homecare industry. Mr. Heaney earned a bachelor of arts degree from Loyola University of Chicago. We believe Mr. Heaney’s qualifications to serve as a director of our company include his experience in the homecare industry, his expertise in corporate strategy and development and his demonstrated business acumen.

Simon A. Bachleda, age 33, has served as a director of the Company since September 2006. Mr. Bachleda held the title of Vice President and Secretary of the Company from July 2006 until June 2009, however, Mr. Bachleda was not paid for his service in his capacity as Vice President and Secretary, and had no involvement in the management of Addus HealthCare, the Company’s operating subsidiary. Mr. Bachleda is a Principal of Eos Management, L.P. (“Eos Management”), an affiliate of Eos Capital Partners III, L.P. and Eos Partners SBIC III, L.P. (the “Eos Funds”), where he has been employed since 2004. Prior to joining Eos Management, from 2002 until 2004, Mr. Bachleda was an investment professional with KRG Capital Partners. Prior to that, from 1998 until 2000, he was an investment banker in the Mergers and Acquisitions group of Credit Suisse First Boston in New York and Tokyo. Mr. Bachleda earned a bachelor of science in business administration from the University of Colorado at Boulder and a master’s degree in business administration from Harvard Business School. We believe Mr. Bachleda’s qualifications to serve as a director of our company include his experience in business, corporate strategy and investment matters.

Directors Whose Terms of Office Will Continue after this Meeting

Directors Whose Terms Expire in 2011

W. Andrew Wright, III, age 63, has served as a director of the Company since September 2006. He also served as Chairman of Addus HealthCare from May 6, 2008 to November 2, 2009. Mr. Wright founded Addus HealthCare in 1979, and served as its President and Chief Executive Officer until May 5, 2008, when he became Chairman. Mr. Wright resigned his position as Chairman of Addus HealthCare in connection with the IPO. Mr. Wright earned a bachelor of science degree from Drake University and a master’s degree in business administration from Northwestern University. We believe Mr. Wright’s qualifications to serve as a director of our company include his experience in the homecare industry and his demonstrated business acumen.

Steven I. Geringer, age 64, has served as a director of the Company since August 2009. Mr. Geringer also serves as Chairman of the Board of Amsurg Corporation, an ambulatory surgery center company, on whose board he has served since 1997. Since March 2009, Mr. Geringer has also served as Chairman, a director and an operating partner of CredenceHealth, Inc., a provider of real-time clinical intelligence and cost-reduction software for hospitals, providers and health plans. Since February 2002, Mr. Geringer has served on the board of Qualifacts Systems, Inc., a provider of software services for behavioral health and human services organizations, and was a director of The Providence Service Corporation from March 2002 until April 2008. He has been a private investor and a director of several privately-owned health care companies and community and philanthropic organizations since 1996. Mr. Geringer was President and Chief Executive Officer of PCS Health Systems, Inc., a unit of Eli Lilly & Company, or PCS, one of the nation’s largest providers of managed pharmaceutical services to managed care organizations and health insurers, from June 1995 until June 1996, and President and Chief Operating Officer of PCS from May 1993 until May 1995. Prior to joining PCS, Mr. Geringer was a founder, Chairman and Chief Executive Officer of Clinical Pharmaceuticals, Inc. which was acquired by PCS. Mr. Geringer earned a bachelor of science degree in economics from the University of Pennsylvania. We believe Mr. Geringer’s qualifications to serve as a director of our company include his experience in the healthcare industry, his expertise in corporate strategy and development and his experience on other public company boards of directors.

Wayne B. Lowell, age 54, has served as a director of the Company since January 1, 2010. Mr. Lowell has more than twenty years of experience in the healthcare and transportation industries. From late 2007 to 2008, Mr. Lowell served as Chief Executive Officer of Wellmed Medical Management, Inc., a physician healthcare services company focused on Medicare and eligible beneficiaries. From 1998 to late 2007 and subsequent to 2008, he served as President of Jonchra Associates, LLC, which provides strategic, operating and financial advice to senior management of private-equity funded and publicly held entities. From 1986 to 1998, he worked for PacifiCare Health Systems (now part of United Healthcare). At PacifiCare, he held various positions of increasing authority, ultimately serving as Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Mr. Lowell currently serves as Chairman of the Board of InSight Health Services Holdings Corp., a publicly traded company that provides imaging services at locations throughout the United States. Mr. Lowell previously served on the boards of directors of several health services companies. From January 2007 to October 2007, Mr. Lowell served on the board of directors of IPC the Hospitalist Company, Inc. From June 2006 to October 2007, Mr. Lowell served on the board of directors of Molina Health Care, Inc. and from September 2003 to March 2006, Mr. Lowell served on the board of directors of Neoforma Inc. Mr. Lowell earned a masters of business administration, with honors, from the University of California at Irvine and a BS in accounting, summa cum laude, from the University of Maryland. Mr. Lowell is a Certified Public Accountant (CPA). We believe Mr. Lowell’s qualifications to serve as a director of our company include his experience in the healthcare industry, his expertise in corporate strategy and development and his experience on other public company boards of directors.

Directors Whose Terms Expire in 2012

Mark L. First, age 45, has served as a director of the Company since September 2006 and Lead Director since June 2009. Mr. First held the title of President of the Company from July 2006 until June 2009, however, Mr. First was not paid for his service in his capacity as President and had no involvement in the management of Addus HealthCare, the Company’s operating subsidiary. Mr. First is a Managing Director of Eos Management, an affiliate of the Eos Funds, where he has been employed since March 1994. Mr. First was previously an investment banker with Morgan Stanley & Co., Incorporated from August 1991 until March 1994. Mr. First served as a director of VeraSun Energy Corporation from November 2005 until August 2007. Mr. First served as a director of The Providence Service Corporation from November 1997 to May 2005. He is also a director of several privately owned companies. Mr. First earned a bachelor of science degree from The Wharton School of the University of Pennsylvania and a master’s degree in business administration from Harvard Business School. We believe Mr. First’s qualifications to serve as a director of our company include his experience in business, corporate strategy and investment matters.

CORPORATE GOVERNANCE

Overview	Our Board has adopted corporate governance policies, including a Code of Business Conduct and Ethics and charters for each of our Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. The full text of our Code of Business Conduct and Ethics and each committee charter, is available on the Company’s website located at www.addus.com. You can view and print our Code of Business Conduct and Ethics and committee charters by accessing our website, then clicking on “Investor Relations” and then on “Corporate Governance”. In addition, you may request copies of the Code of Conduct, and the committee charters by contacting the Company using the following information:

Telephone (847) 303-5300

Facsimile (847) 303-5376

e-mail info1@addus.com

Independent Director Meetings	Our independent directors meet regularly. The Company has a Lead Director, Mark L. First, who is a non-executive director. The Lead Director presides at all meetings of the Board and shareholders at which the Chairman is not present, including executive sessions of non-executive directors. The Lead Director also serves as a liaison between the Chairman and the independent directors as necessary. The independent directors may delegate additional duties to the Lead Director as appropriate.

Other Corporate Governance Highlights	•	Only independent directors serve on our Compensation and Nominating and Corporate Governance Committees. A majority of our board is composed of independent directors.

•	In accordance with the transitional rules of the SEC and The NASDAQ Stock Market LLC, all members of our Audit Committee will be independent within one year following completion of the IPO.

•	Under our Code of Business Conduct and Ethics, directors, employees and officers are required to report service on the board of directors or trustees of any other business, trade or community organization. The Company may prohibit membership by officers or employees on any board of directors or trustees where such membership might conflict with the best interests of the Company.

•	Our Audit Committee appoints, determines the compensation, and oversees the work of our independent auditors. It also has the authority to retain outside advisors.

•

Our Compensation Committee has the authority to retain independent advisors. Our Compensation Committee evaluates the performance of the Chief Executive Officer based on corporate goals and objectives and determines and approves his compensation level based on this evaluation and in accordance with any applicable employment agreement then in effect.

•

Our Code of Business Conduct and Ethics addresses, among other things, legal compliance, conflicts of interest, corporate opportunities, protection and proper use of Company assets, confidential and proprietary information, integrity of records, compliance with accounting principles and relations with government agencies. The Code is applicable to all directors, officers and employees.

•

Our Board has adopted an Insider Trading Policy applicable to all directors, officers, and employees, their family members and entities controlled by them, which prohibits, among other things, trading in securities of the Company or others while in possession of material non-public information. In addition, the Insider Trading Policy requires that all Company insiders notify the Company’s Compliance Officer of the amount and nature of any proposed trades in the Company’s securities and prohibits trading other than during a specified trading window. The proposed transactions must be approved in writing before the insider may trade the securities and the securities must be traded within two days of such approval or the insider must seek a new approval to trade. The Compliance Officer may reject any trading requests in his sole discretion.

Board of Directors

Our Board oversees our business and monitors the performance of management. The Board does not involve itself in day-to-day operations. The directors keep themselves informed by discussing matters with the President and Chief Executive Officer, other key executives and our principal external advisors, such as legal counsel, outside auditors, investment bankers and other consultants, by reading the reports and other materials that we send them regularly and by participating in Board and committee meetings.

The Board usually meets four times per year in regularly scheduled meetings, but will meet more often if necessary. The Board met eight times during 2009. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees of the Board of which they were a member held during the year ended December 31, 2009.

Director Independence

Our Board has affirmatively determined that each director other than W. Andrew Wright, III and Mark S. Heaney is “independent,” as defined by the Marketplace Rules of The NASDAQ Stock Market LLC.

Under the Marketplace Rules, a director can be independent only if the director does not trigger a categorical bar to independence and our Board affirmatively determines that the director does not have a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment by the director in carrying out the responsibilities of a director.

With respect to Messrs. First and Bachleda, our Board considered Mr. First’s role as a managing director and Mr. Bachleda’s role as a principal of Eos Management, which is an affiliate of the Eos Funds, and the fact that the Eos Funds own a significant number of shares of our capital stock. See “Information About our Common Stock Ownership.” In addition, our Board considered that Messrs. First and Bachleda served as non-employee, unpaid executive officers of the Company prior to the IPO. In addition, our Board considered the fact that Addus HealthCare was party to a management consulting agreement with Eos Management, Inc. prior to the completion of the IPO, pursuant to which Eos Management, Inc. served as its consultant with respect to the IPO, acquisitions and other senior management matters related to its business, administration and policies, in exchange for a management fee. See “What Related Person Transactions Do We Have? — Management Consulting Agreement.” Our Board also considered the fact that we were a party to the Stockholders’ Agreement with the Eos Funds, among others, which terminated by its terms upon the completion of the IPO, and a registration rights agreement with the Eos Funds, among others, in connection with their ownership of our capital stock, which survived the completion of the IPO. Our Board also considered the payments to be received by the Eos Funds and their affiliates upon completion of the IPO, including the issuance of dividend notes and the prepayments required thereunder at the completion of the IPO, and a $1,500,000 one-time consent fee paid to the Eos Funds in connection with the IPO. After reviewing the existing relationships between us and the Eos Funds and their affiliates, and considering that the affiliation between Messrs. First and Bachleda and the Eos Funds will positively align their interests with those of our public shareholders, our Board has affirmatively determined that, in its judgment, Messrs. First and Bachleda do not have any relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors under the standards established by The NASDAQ Stock Market LLC.

Board Leadership Structure

The Company’s Bylaws permit the Board to choose a Chairman of the Board from among its members. There is no restriction against appointing the President or Chief Executive Officer of the Company as the Chairman of the Board. This approach gives the Board the necessary flexibility to determine whether these positions should be held by the same person or by separate persons based on the leadership needs of the Company at any particular time. The positions of President and Chief Executive Officer and Chairman of the Company are currently held by Mark S. Heaney. In addition, the Bylaws permit the board to choose a Lead Director, which cannot be an executive officer. The Lead Director presides at all meetings of the Board and shareholders at which the Chairman is not present, including executive sessions of non-executive directors. The Lead Director also serves as a liaison between the Chairman and the independent directors as necessary. The independent directors may delegate additional duties to the Lead Director as appropriate. The position of Lead Director is currently held by Mark L. First.

Committees of the Board

The Board has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, all of which consist exclusively of members who qualify as independent directors under the applicable requirements of The NASDAQ Stock Market LLC, except that Mr. Bachleda is not independent with respect to membership on the Audit Committee because he is an affiliate of the Company for this purpose under applicable SEC rules. In accordance with the transitional rules of the SEC and The NASDAQ Stock Market LLC, all members of our Audit Committee will be independent within one year following completion of the IPO.

Audit Committee	The members of the Audit Committee are Wayne B. Lowell, Simon A. Bachleda and Steven I. Geringer. Mr. Lowell serves as chairman of the Audit Committee.

The Board has determined that each member of the Audit Committee satisfies the financial literacy requirements of The NASDAQ Stock Market LLC. Additionally, the Board has determined that Mr. Lowell is an “audit committee financial expert,” as that term is defined under 407(d) of Regulation S-K.

The primary purpose of our Audit Committee is to oversee the integrity of our financial statements, our financial reporting process, the independent accountants’ qualifications and independence, the performance of the independent accountants and our compliance with legal and regulatory requirements on behalf of our Board. In particular, our Audit Committee performs the following key functions, among others:

•	reviewing our financial statements, reports, earnings press releases and other financial information in conjunction with management and the independent auditor;

•	appointing our independent auditor and approving all audit and engagement compensation and terms, as well as all significant permitted non-audit services by our independent auditors;

•	reviewing the adequacy and effectiveness of our internal controls regarding accounting and financial matters;

•	reviewing and, if appropriate, approving transactions between us and related persons; and

•	reporting regularly to the full Board.

Additional information regarding our Audit Committee and its processes and procedures for the consideration and approval of related person transactions can be found under the heading “What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?”

This Committee met six times in 2009.

Compensation Committee	The Compensation Committee is composed entirely of directors who are independent of the Company and its management, as defined by The NASDAQ Stock Market LLC listing standards. The members of the Compensation Committee are Steven I. Geringer, Mark L. First and Simon A. Bachleda. Mr. Geringer serves as chairman of the Compensation Committee.

The principal responsibilities of our Compensation Committee are to assist our Board by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and policies, and developing and implementing these objectives and policies. In particular, the Compensation Committee is responsible for the following key functions, among others:

•	reviewing and approving corporate goals and objectives of executive compensation;

•	evaluating and approving the compensation and benefits of our senior executive officers and approving compensation for new senior executive officer hires;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and

•	administering stock plans and other incentive and equity compensation plans.

This Committee met one time in 2009.

Nominating and Corporate Governance Committee	The Nominating and Corporate Governance Committee is composed entirely of directors who are independent of the Company and its management, as defined by The NASDAQ Stock Market LLC listing standards. The members of the Nominating and Corporate Governance Committee are Mark L. First and Wayne B. Lowell. Mr. First serves as chairman of the Nominating and Corporate Governance Committee.

The primary responsibilities of the Nominating and Corporate Governance Committee include:

•	identifying individuals qualified to become board members consistent with the criteria established by our Board from time to time and recommending nominees to our Board;

•	selecting, or recommending that our Board select, candidates for election to the Board at the next annual meeting of shareholders, or to fill vacancies on our Board as necessary;

•	evaluating and approving outside director compensation;

•	overseeing the evaluation of our Board and our management; and

•	overseeing the succession planning of the President and Chief Executive Officer and senior executive officers.

This Committee met one time in 2009.

Risk Oversight

Together with the Board’s standing committees, the Board is responsible for ensuring that material risks are identified and managed appropriately. The Board and its committees regularly review material operational, financial, compensation and compliance risks with senior management. As part of its responsibilities as set forth in its charter, the Audit Committee is responsible for overseeing the quality and integrity of the Company’s financial statements and other financial information, financial reporting process, internal controls and procedures for financial reporting and internal audit function. In addition, the Audit Committee strives to provide an open avenue of communication among the Company’s independent auditor, management and the Board. The Compensation Committee considers risk in connection with its design of compensation programs for our executives. The Nominating and Corporate Governance Committee annually reviews its own performance and the Company’s corporate governance guidelines and their implementation. Each committee regularly reports to the Board.

How are Directors Nominated?

The Nominating and Corporate Governance Committee identifies potential nominees for directors from various sources. The Nominating and Corporate Governance Committee reviews the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. The Nominating and Corporate Governance Committee considers, among other things, a potential director’s independence and conflicts of interests, character and integrity, financial literacy, education and business experience and available time to devote to Board matters. The Nominating and Corporate Governance Committee seeks candidates from diverse business and professional backgrounds with outstanding integrity, achievements, judgment and such other skills and experience that will enhance the Board’s ability to serve the long-term interests of the shareholders. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional diversity concepts such as race and gender. The Nominating and Corporate Governance Committee’s objective is to assemble a slate of directors that can best fulfill the Company’s goals and promote the interests of shareholders.

The Nominating and Corporate Governance Committee may from time to time use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates and to approve the search firm’s fees and other retention terms, and will specify for the search firm the criteria to use in identifying potential candidates. The Company has not paid any fees to any third party during the last fiscal year for the identification or evaluation of the nominees to our Board.

The Nominating and Corporate Governance Committee will consider a shareholder’s recommendation for director, but the Nominating and Corporate Governance Committee has no obligation to recommend such candidates for nomination by the Board. Assuming that appropriate biographical and background material is provided for candidates recommended by shareholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria as for candidates recommended by other sources. If a shareholder has a suggestion for candidates for election, the shareholder should mail it to: Secretary, Addus HomeCare Corporation, 2401 South Plum Grove Road, Palatine, Illinois 60067. No person recommended by a shareholder will become a nominee for director and be included in a proxy statement unless the Nominating and Corporate Governance Committee recommends, and the Board approves, such person.

If a shareholder desires to nominate a person for election as director at a shareholders’ meeting, that shareholder must comply with Section 1.11 of the Company’s Bylaws, which requires, in the case of an annual meeting of shareholders of the Company, that any nomination made by a shareholder be delivered to the Company’s secretary at the principal executive offices of the Company not later than the close of business on the one hundred twentieth (120th) day nor earlier than the close of business on the one hundred fiftieth (150th) day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding the above, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders of the Company is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, the shareholder’s notice required by the Bylaws shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

In the case of a special meeting of shareholders of the Company, to be timely, any nomination shall be delivered to the secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the one hundred fiftieth (150th) day prior to such special meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominees proposed by the Board of the Company to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

The time period for delivery of notice of nominations has passed with respect to the 2010 Annual Meeting of Shareholders. With respect to the 2011 Annual Meeting of Shareholders, the Company must receive such written notice no earlier than February 7, 2011 and no later than March 9, 2011. To be in proper form the shareholder’s notice of nominations must set forth:

•

all information relating to the individual being nominated that is required to be disclosed in solicitations of proxies for election of directors in an election contest and such individuals written consent to be named in a proxy statement as a nominee and to serve as a director if elected;

•	the name and address of the shareholder, as they appear on the Company’s books, and of the beneficial owner proposing such business;

•	the class, series and number of shares of capital stock of the Company which are owned beneficially and of record by the shareholder and beneficial owner;

•

a representation that the shareholder is a holder of record of stock of the Company entitled to vote at such meeting and such shareholder intends to appear in person or by proxy at the annual meeting to propose such business;

•

whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss to or manage risk of stock price changes for, or to increase the voting power of, such shareholder or beneficial owner or any of its affiliates with respect to any share of stock of the Company; and

•

a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group which intends (1) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to elect the individual nominated and/or (2) otherwise to solicit proxies from shareholders of the Company in support of such nomination.

The Company may require any individual nominated to furnish such other information as it may reasonably require to determine the eligibility of such individual to serve as a director of the Company.

Role of Compensation Consultants

The Compensation Committee has the authority to retain a compensation consultant or obtain advice from external legal, accounting or other advisors to assist in the evaluation of senior executive compensation. The Compensation Committee did not retain a compensation consultant during the last fiscal year. For more information, please see “Compensation Discussion and Analysis—Elements of our Executive Compensation Program”.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board or compensation committee of an entity that has one or more of its executive officers serving as a member of our Board or compensation committee.

What Is Our Related Party Transactions Approval Policy and What Procedures Do We Use to Implement It?

Our written Code of Business Conduct and Ethics provides that our directors, officers and employees are not permitted to enter into a related person transaction with us without the prior consent of our audit committee, or other independent committee of our Board in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. In addition, the charter of our audit committee states that the audit committee shall review and approve all related person transactions. Any request for us to enter into a transaction with an executive officer, director, nominee for director, principal shareholder or any of such persons’ immediate family members or affiliates, or our employees, in which the amount involved may exceed $120,000, will first be presented to our audit committee or such other committee for review, consideration and approval. All of our directors, officers and employees are required to report to our audit committee or such other committee any such related person transaction. In approving or rejecting the proposed agreement, our audit committee or such other committee will consider the facts and circumstances available and deemed relevant, including, but not limited to, the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products and, if applicable, the impact on a director’s independence. Our audit committee or such other committee will approve only those transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee or such other committee determines in the good faith exercise of its discretion. Under the policy, if we should discover related person transactions that have not been approved, the audit committee or such other committee will be notified and will determine the appropriate action, including ratification, rescission, or amendment of the transaction. Notwithstanding the foregoing, compensatory transactions with our related persons will be reviewed by our compensation committee.

What Related Person Transactions Do We Have?

Since January 1, 2009, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described where required under the captions “Executive Officers” and “Executive Compensation” appearing elsewhere in this proxy, and the transactions described below.

Property Lease

The Company leases its corporate office space from W. Andrew Wright, III, a member of our Board and former Chairman of Addus HealthCare who is also a 5% shareholder of the Company, under the terms of an operating lease that expires in September 2011. The lease agreement provides for a renewal option of five years, commencing upon the expiration of the initial term of the lease. The Company makes monthly rent payments of $31,310, plus our proportionate share of the common costs and expenses. Rental expense relating to this lease amounted to approximately $368,000 for the year ended December 31, 2009.

Escrow Related to Acquisition of Addus Healthcare

In connection with the acquisition of Addus HealthCare on September 19, 2006, the Company entered into a purchase agreement with Mark S. Heaney, President and Chief Executive Officer and Chairman of the Board of the Company, W. Andrew Wright, III, a holder of more than 5% of our common stock and a member of our Board, and certain members of Mr. Wright’s family and trusts for their benefit, who we collectively refer to as the sellers. Pursuant to the purchase agreement, subject to certain limitations, the sellers have ongoing obligations to indemnify us for losses we may incur as a result of breaches of certain representations, warranties and covenants set forth in the purchase agreement; sellers’ expenses, indebtedness and brokers’ fees to the extent not paid or assumed at closing; certain tax, litigation and insurance matters; certain matters relating to certain discontinued operations; and workers’ compensation claims relating to events that occurred prior to January 1, 2006, referred to as the pre-2006 workers’ compensation claims.

We also entered into an escrow agreement on September 19, 2006 with Mr. Wright, in his capacity as the representative of the sellers, and Fifth Third Bank (Chicago) as the escrow agent, pursuant to which $25.7 million of the acquisition purchase price was deposited into escrow to serve as security for the post-closing indemnification obligations of the sellers and payment of certain pre-2006 workers’ compensation claims. Messrs. Heaney and Wright were entitled to 5.6% and 75.8% of any funds released to the sellers from escrow, respectively. As of March 31, 2010, approximately $13.6 million, including interest to which the sellers are entitled, of the escrowed funds had been released to the sellers, and $10.5 million of the escrowed funds had been released to us in respect of certain indemnifiable events, including pre-2006 workers’ compensation claims and certain litigation, insurance and tax claims.

Approximately $2.8 million, excluding interest to which the sellers are entitled, remained in escrow as of March 31, 2010 and serves as collateral for outstanding letters of credit securing the pre-2006 workers’ compensation claims. The beneficiary of one such letter of credit permitted a reduction in the amount of its letter of credit relating to pre-2006 workers’ compensation claims by $450,000, provided its letter of credit relating to workers’ compensation claims arising from and after 2006 was correspondingly increased. On the business day following the effective date of such proposed reduction and corresponding increase, we instructed the escrow agent to release $450,000 to the sellers’ representative on behalf of the sellers. Once the letters of credit are no longer outstanding and until September 19, 2014, the sellers are required to maintain in the escrow account an amount equal to 120% of the outstanding reserve amounts for the pre-2006 workers’ compensation claims. The outstanding reserve amount will be determined by us in conjunction with Mr. Wright according to the procedures set forth in the purchase agreement.

Upon completion of the IPO, the obligation of the sellers to indemnify us in respect of the pre-2006 workers’ compensation claims became limited to the cash amounts then remaining in the escrow account, which was $2.8 million, and the obligation of the sellers to contribute any additional funds to the escrow account terminated. All remaining escrowed funds serving as collateral for outstanding letters of credit or the outstanding reserve amount will be released to the sellers on September 19, 2014.

Consent Fee Agreement

In September 2009, the Company entered into a consent fee agreement with the Eos Funds, pursuant to which the Company agreed to pay to the Eos Funds or their designee(s) an aggregate amount equal to $1,500,000 promptly following the successful completion of a public offering in consideration for their agreement to waive certain of their rights under the Stockholders’ Agreement and registration rights agreement to permit a public offering to be completed, to convert their shares of series A preferred stock into shares of the Company’s common stock immediately prior to the successful completion of a public offering and to accept dividend notes in respect of the accrued and unpaid dividends thereon in lieu of cash. In connection with the Company’s IPO, we paid $1,500,000 to the Eos Funds pursuant to the consent fee agreement.

Management Consulting Agreement

Addus HealthCare had a consulting agreement with Eos Management, Inc., under which Eos Management, Inc., was entitled to an annual management fee of $350,000 and to be reimbursed for its expenses. In September 2009, Addus HealthCare entered into a termination agreement with Eos Management, Inc., pursuant to which the parties agreed that the management consulting agreement would terminate in connection with the successful completion of a public offering. The management consulting agreement was terminated in November 2009 in conjunction with the IPO. No termination fees were paid in connection with such termination. The total management fee expense included in the Company’s financial statements was $264,977 for the year ended December 31, 2009.

Dividend Notes

Prior to the completion of our IPO, we had 37,750 shares of series A preferred stock issued and outstanding and held by the Eos Funds and Freeport Loan Fund LLC, all of which were converted into shares of our common stock on November 2, 2009. Shares of our series A preferred stock accumulated dividends each quarter at a rate of 10%, compounded annually. Our series A preferred stock converted into 4,077,000 shares of common stock in connection with the completion of our IPO. We paid $0.2 million of the $13.1 million outstanding accumulated dividends as of November 2, 2009 with the remaining $12.9 million being converted into 10% junior subordinated promissory notes, which we refer to as the dividend notes, which were issued to the Eos Funds. Our directors Mark L. First and Simon A. Bachleda are affiliates of the Eos Funds. On March 18, 2010, we amended the dividend notes to (i) extend the maturity date from September 30, 2011 to December 31, 2012, (ii) modify the amortization schedule to reduce the annual principal payment amounts from $4.5 million to $1.3 million in year 2010; from $3.3 million to $2.5 million in 2011; and provide for total payments in 2012 of $4.0 million and (iii) permit, based on our leverage ratio, the prepayment of all or a portion of the principal amount of the dividend notes, together with interest on the principal amount.

Contingent Payment Agreement

In September 2006, in connection with our acquisition of Addus HealthCare, we entered into a contingent payment agreement with Mark S. Heaney, W. Andrew Wright, III and certain members of Mr. Wright’s family and trusts for their benefit, referred to as the contingent payment recipients, each of whom was a former shareholder of Addus HealthCare. We entered into the contingent payment agreement in recognition of the sellers’ desire to maximize the aggregate consideration payable for the shares of Addus HealthCare acquired by the Company. While we were unwilling to increase the purchase price payable upon the closing of the acquisition, we agreed that the sellers would be entitled to additional consideration, subject to the terms and conditions set forth in the contingent payment agreement. Pursuant to the contingent payment agreement, on the closing date of the IPO, the contingent payment recipients were entitled to receive an aggregate amount equal to $12.4 million. Accordingly, we paid $0.7 million to Mr. Heaney and $11.7 million to Mr. Wright and certain members of his family and trusts for their benefit on the completion of the IPO.

Registration Rights Agreement

We are parties to a registration rights agreement with the Eos Funds, Freeport Loan Fund LLC, Mark S. Heaney, W. Andrew Wright, III and certain members of Mr. Wright’s family and trusts for their benefit, pursuant to which, under certain circumstances, we are required to register shares of our common stock held by those stockholders under the Securities Act of 1933, as amended (the “Securities Act”).

Separation and General Release

In connection with the IPO, W. Andrew Wright, III, a current member of our Board and the former Chairman of Addus HealthCare, terminated his employment with the Company in accordance with a separation agreement entered into in September 2009. The separation agreement required the Company to pay Mr. Wright a total of $1.2 million and provide certain benefits with expected costs of approximately $94,000 through 2012. Mr. Wright’s obligations under his employment agreement relating to non-competition, non-solicitation, non-disclosure, confidential information, non-disparagement and property of the Company survived the termination of the agreement.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our shareholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated bylaws provide that we are required to indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we will advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity, regardless of whether our bylaws would otherwise permit indemnification. We believe that these by-law provisions are necessary to attract and retain qualified directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

We are party to indemnification agreements with each of Mark L. First, Simon A. Bachleda, W. Andrew Wright, III, Mark S. Heaney and Wayne B. Lowell in their capacities as officers and directors, and with Brian D. Young, a former member of our board of directors and an affiliate of the Eos Funds (each, an indemnitee). We expect to enter into an indemnification agreement with Steven I. Geringer prior to the Annual Meeting of Shareholders. Pursuant to these agreements, we have agreed to hold each indemnitee harmless and indemnify him to the fullest extent permitted by law against all expenses, judgments, penalties, fines and amounts paid in settlement including, without limitation, all liability arising out of the negligence or active or passive wrongdoing of the indemnitee. We are not obligated to make any payment to any indemnitee that is finally determined to be unlawful. In respect of any threatened, pending or completed proceeding in which we are jointly liable with an indemnitee, we will pay the entire amount of any judgment or settlement without requiring the indemnitee to contribute. We will advance, to the extent permitted by law, all expenses incurred by or on behalf of an indemnitee in connection with a proceeding. No amendment, alteration or repeal of our certificate of incorporation, our bylaws or the indemnification agreement with any indemnitee will limit any right of that indemnitee in respect of any action taken or omitted by that indemnitee prior to such amendment. With respect to Messrs. Young, First and Bachleda, we have agreed that, where the indemnitee has certain rights to indemnification, advancement of expenses and/or insurance provided by any of the Eos Funds or their affiliates, we will be the indemnitor of first resort, we will be required to advance the full amount of expenses incurred by the indemnitee and we will waive and release the Eos Funds and their affiliates from any and all claims for contribution, subrogation or any other recovery of any kind. We anticipate that we will enter into similar indemnification agreements with any new member elected to our board of directors.

On April 2, 2010, we received service of process in connection with a class action lawsuit entitled Steve Crotteau v. Addus HomeCare Corporation, Mark S. Heaney, Francis J. Leonard, Mark L. First, Simon A.

Bachleda, W. Andrew Wrights, III, Steven I. Geringer, Robert W. Baird & Co. Incorporated, Oppenheimer & Co. Inc. and Stephens Inc. filed in the United States District Court for the Northern District of Illinois, Eastern Division. This action alleges, inter alia, that the registration statement relating to the IPO was materially false and misleading and/or omitted to state the following: (1) that the Company’s accounts receivable included at least $1.5 million in aging receivables that should have been reserved for; and (2) that the Company’s home health revenues were falling short of internal forecasts due to a slowdown in admissions from the Company’s integrated services program due to the State of Illinois’ effort to develop new procedures for integrating care. The plaintiffs seek $9,999,000 in damages. At this time, it is not reasonably possible to estimate the damages, or range of damages, if any, that the Company and our directors and officers might incur in connection with this action. However, if the outcome of this lawsuit is unfavorable to the Company or the other named defendants, including the underwriters of the IPO, it could have a material adverse effect on the Company’s operations, cash flow and financial position. Notice of the commencement of this action has been given to the Company’s directors’ and officers’ liability insurance carrier. We believe this action to be without merit and intend to vigorously defend this action.

In addition, on April 16, 2010, Robert W. Baird & Company, on behalf of the underwriters of the IPO, notified the Company that the underwriters are seeking indemnification in respect of the above-referenced action pursuant to the underwriting agreement entered into in connection with the IPO.

At present, we are not aware of any other pending litigation or proceeding involving any of our directors, officers, employees or agents in their capacity as such, for which indemnification will be required or permitted. In addition, we are not aware of any other threatened litigation or proceeding that may result in a claim for indemnification by any director or officer.

We have been informed that, in the opinion of the SEC, any indemnification of directors or officers for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

Compliance with Section 16(a) Beneficial Ownership Reporting in 2009

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the “reporting persons”) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based upon our review of reports filed with the SEC by the reporting persons, and based upon written representations received from the reporting persons, we believe that all of the reporting persons, except for W. Andrew Wright, timely complied with the reporting requirements of Section 16(a) of the Exchange Act during 2009. Mr. Wright did not timely file a Form 4 in connection with becoming a trustee of certain family trusts.

INFORMATION ABOUT OUR COMMON STOCK OWNERSHIP

How Much Stock is Owned By Directors, Executive Officers and Holders of at Least 5%?

The following table sets forth information regarding beneficial ownership of our common stock, as of April 23, 2010, by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our current directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership means that a person has or shares voting or investment power of a security, and includes shares underlying options and warrants that are currently exercisable or exercisable within 60 days after the measurement date. The information in the table below is based on information supplied by our directors and named executives and public filings. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed below, have sole investment and voting power with respect to their shares, except where community property laws may apply. Unless otherwise indicated, we deem shares of common stock subject to options that are exercisable within 60 days of April 23, 2010 to be outstanding and beneficially owned by the person holding the options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person. As of April 23, 2010, we did not have any warrants issued or outstanding. The percentage of shares beneficially owned is based on 10,500,323 shares of our common stock outstanding as of April 23, 2010. Except as otherwise indicated the address of each person or entity named below is the address of the Company — 2401 South Plum Grove Road, Palatine, Illinois 60067.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Eos Funds (1)	4,023,000	38.3
Mark S. Heaney (2)	164,996	1.6
Francis J. Leonard (3)	11,990	*
Darby Anderson (4)	35,970	*
Sharon Rudden (5)	4,497	*
Paul Diamond (6)	20,237	*
W. Andrew Wright, III (7)	884,197	8.4
Mark L. First (1)	4,024,000	38.3
Simon A. Bachleda (1)	4,024,000	38.3
Steven I. Geringer (8)	1,000	*
Wayne B. Lowell (9)	1,073	*
Lord, Abbett & Co. LLC (10)	803,400	7.7
All directors and executive officers as a group (10 persons)	5,148,960	48.2

*	Less than one percent.
(1)	Consists of 3,125,520 shares of common stock held by Eos Capital Partners III, L.P. and 897,480 shares of common stock held by Eos Partners SBIC III, L.P., which are affiliates and are referred to as the Eos Funds. As a Managing Director of Eos Management, Mr. First has voting and investment control over and may be considered the beneficial owner of stock owned by the Eos Funds. As a Principal of Eos Management, Mr. Bachleda has voting and investment control over and may be considered the beneficial owner of stock owned by the Eos Funds. Each of Messrs. First and Bachleda disclaims any beneficial ownership of the stock owned by the Eos Funds. The address of each of the Eos Funds is 320 Park Avenue, New York, New York 10022. We issued 1,000 shares of restricted stock to each of Messrs. First and Bachleda in connection with the IPO. Such shares will vest equally over a three-year period beginning on the date of grant.

(2)	Includes options to purchase 107,918 shares, all of which are immediately exercisable.

(3)	Includes options to purchase 11,990 shares, all of which are immediately exercisable.

(4)	Includes options to purchase 35,970 shares, all of which are immediately exercisable.

(5)	Includes options to purchase 4,497 shares, all of which are immediately exercisable.

(6)	Includes options to purchase 20,237 shares, all of which are immediately exercisable.

(7)	Includes 111,607 shares held in trusts over which Mr. Wright has shared voting power.

(8)	We issued 1,000 shares of restricted stock to Mr. Geringer when he joined the Board. Such shares will vest equally over a three-year period beginning on the date of grant.

(9)	We issued 1,073 shares of restricted stock to Mr. Lowell when he joined the Board. Such shares will vest equally over a three-year period beginning on the date of grant.

(10)	The information with respect to Lord, Abbett & Co. LLC is based solely on its Schedule 13G filed with the SEC on February 12, 2010. The address for Lord, Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.

On November 2, 2009, we completed our IPO consisting of the sale of 5,400,000 shares of common stock at $10.00 per share. The offering had a dilutive effect on the stock holdings of the then existing shareholders. As a result the amount of the Company beneficially owned the Eos Funds decreased from approximately 78.9% to 38.3%.

EXECUTIVE OFFICERS

For purposes of this proxy statement Company’s “named executive officers” are:

•	Mark S. Heaney, President and Chief Executive Officer of the Company since June 2009 and President and Chief Executive Officer of Addus HealthCare since May 6, 2008;

•	Francis J. Leonard, Chief Financial Officer, Vice President and Secretary of the Company since June 2009 and Chief Financial Officer and Secretary of Addus HealthCare since July 16, 2008;

•	Darby Anderson, Vice President of Home & Community Services of Addus HealthCare;

•	Sharon Rudden, Vice President of Home Health Services of Addus HealthCare;

•	Paul Diamond, Vice President of Human Resources of Addus HealthCare; and

•	W. Andrew Wright, III, former Chairman of Addus HealthCare.

Set forth below is a brief description of our named executive officers who are not described previously in this proxy statement.

Francis J. Leonard, age 54, has served as Chief Financial Officer, Vice President and Secretary of the Company since June 2009 and Chief Financial Officer and Secretary of Addus HealthCare since July 16, 2008. From 2006 to 2008, Mr. Leonard was the Chief Financial Officer of LifeWatch Corp., a provider of cardiac event monitoring services and manufacturer of related technology products. From 2000 to 2005, Mr. Leonard was the Chief Financial Officer of Apropos Technology Inc., a developer and distributor of software for contact centers. Mr. Leonard earned a bachelor of science degree in accounting from Bradley University and is a certified public accountant.

Darby Anderson, age 44, has served as Vice President of Home & Community Services of Addus HealthCare since October 2007. Mr. Anderson joined Addus HealthCare in 1996, starting as a Regional Manager, Midwest until his promotion in 2000 to Regional Vice President, Midwest & East. Mr. Anderson earned a bachelor of science degree from Michigan State University.

Sharon Rudden, age 50, has served as Vice President of Home Health Services of Addus HealthCare from October 2007. From May 2006 until September 2007, Ms. Rudden was the Chief Operating Officer of the Home Health Group of Community Health Systems. Prior to that, from March 2004 until May 2006, Ms. Rudden was the Vice President of Operations of Life Line Home Health Care. Ms. Rudden earned a bachelor of science degree in nursing from Bloomfield College and a master’s degree in business administration with a concentration in health services management from Webster University.

Paul Diamond, age 55, has served as Vice President of Human Resources of Addus HealthCare since March 2007. From December 1998 to March 2007, Mr. Diamond was the Director of Human Resources of Baer Supply Company, where he was responsible for all human resource functions, including recruitment, compensation and benefits administration, regulatory compliance and workers and unemployment compensation management. Mr. Diamond earned a bachelor of arts degree and a master’s degree in business administration from Northern Illinois University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The purpose of this compensation discussion and analysis is to provide information about the material elements of compensation that is paid or awarded to, or earned by, our named executive officers.

Overview of our Compensation Program and Compensation Philosophy

Our compensation and benefits programs are designed to attract and retain talented, qualified senior executives to manage and lead our company, to motivate them to pursue corporate objectives and to maximize the long-term growth of our company. We believe that our compensation program allows us to meet the following objectives:

•

Reward the executive officer for a job done well. While base salary, which is related to the essential elements of an executive officer’s position, remains the largest component of an executive officer’s compensation, annual cash bonuses based on corporate, divisional/departmental and individual performance comprise a significant portion of compensation, with executive officers having the opportunity to obtain a maximum bonus of 20% to 100% of base salary, depending on the individual executive officer, as set forth in their respective employment agreements.

•

Compensate executive officers within market standards. We believe that competitive pay, together with our significant growth opportunities and employee-centered corporate culture, allow us to attract and retain top-quality executives. To ensure the competitiveness of our compensation levels within the comparable markets for executive talent, we will direct the conduct of periodic independent consulting studies to evaluate our executive compensation program in comparison to pertinent market data and specified peer companies.

•

Provide compensation that is fair to the executive officer and our company. We believe that it is important for executive officers to be fairly compensated, at levels reflective of their talents and experience, and the scope of their job responsibilities. We also believe that it is important that each executive officer perceives that his or her compensation is fair and equitable relative to his or her peers and others in the organization. This perceived equity promotes executive retention and satisfaction, and is consistent with our beliefs and values.

•

Create a high-performance culture. We believe that executive officers should strive to achieve and exceed performance expectations, and drive the growth and success of the business. We also believe that superior performance warrants superior rewards. Our merit-based salary increases and performance-based annual cash bonus plans are designed to promote this high-performance culture and motivate our executives to achieve at their highest potential.

Historical Compensation Decision Making

Prior to our IPO, we were a privately-held company with a relatively small number of shareholders, including our principal investors, the Eos Funds. As such, we were not required to have a majority of independent directors on our Board, or to have a compensation committee comprised of independent directors. Historically, our Board reviewed and approved executive compensation and benefits policies. Initial base salaries, maximum annual performance bonuses and equity grants upon hire of an executive officer were negotiated with each executive officer as part of his or her employment agreement. After the completion of the IPO, the Compensation Committee of our Board took over responsibility for decisions and actions related to compensation described herein.

Elements of Our Executive Compensation Program

The compensation we provide to our executive officers is primarily comprised of three elements — base salary, performance-based annual cash bonuses and equity compensation. We believe that offering these elements of compensation allows us to meet each of the objectives of our compensation philosophy, as well as to remain competitive with the market for acquiring executive talent. We also provide our executive officers with certain other benefits and perquisites that are discussed below under “— Other Compensation.” The targeted compensation range for each executive, along with the amount of each program element, is determined by the Compensation Committee of the Board. The Compensation Committee makes these determinations, with guidance from an independent executive compensation consultant, where applicable, and input from the Vice President of Human Resources and President and Chief Executive Officer, taking into consideration the total compensation level appropriate for the executive based on his or her talents and experience, the scope of his or her job responsibilities and the competitive market, as well as our operational results, long and short-term goals and general economic factors. The Compensation Committee also reviews and approves executive compensation increases on an annual basis.

Base Salary

We utilize base salary as the primary means of rewarding our executive officers for their individual job performance, and encouraging them to focus on their most important priorities and initiatives. The Compensation Committee may adjust executive base salary levels based on performance, competitive market conditions, and/or changes in position scope and responsibilities.

Historically, base salary levels were determined through use of the general industry surveys described below, as well as through our relationships with executive recruiting firms. In 2010, the Compensation Committee will establish base salary ranges for each position through an analysis of data from executive compensation surveys and/or specified peer companies prepared by an independent executive compensation consultant. The base salary amount that is offered to a prospective executive is negotiated by the Vice President of Human Resources and President and Chief Executive Officer, and approved by the Compensation Committee. The base salary amount for the Vice President of Human Resources is recommended to the Compensation Committee by the President and Chief Executive Officer, and the base salary amount for the President and Chief Executive Officer is determined by the Compensation Committee and approved by the Board.

Performance-Based Annual Bonuses

An important part of each executive officer’s annual cash compensation is awarded under our individualized performance-based annual bonus plans. Our annual cash bonuses are intended to incentivize and reward our executive officers for the achievement of certain financial and non-financial objectives at the corporate, divisional or departmental level, and are dependent on the attainment of corporate performance goals and individually tailored performance criteria. These objectives are separated so that an executive officer may be paid a bonus for meeting one objective even if he or she fails to meet other objectives. Performance-based annual bonuses are designed so that a significant portion is “at risk,” and that the executive officer will only receive the maximum bonus if his or her performance exceeds our expectations, which may be adjusted up or down based on overall corporate performance.

The President and Chief Executive Officer is eligible for an annual bonus based on the achievement of corporate objectives established by the Compensation Committee and approved by the Board. All of the executive officers are eligible for annual bonus awards tied to the achievement of corporate, divisional/departmental and individual performance objectives.

The home & community services and home health division, region and branch objectives are designed to incentivize those executives to meet or exceed their budgetary thresholds, and achieve other key initiatives integral to the Company’s business plan. The Support Center Department objectives are closely aligned with those of the two operating divisions and support their efforts and activities with respect to revenue growth and profitability; business development and expansion; service integration; technology optimization; and employee education and satisfaction.

Equity Compensation

Historically, we have granted stock options to our executive officers upon joining our company or upon promotion. We believe this form of compensation aligns the interests of our executive officers with the interests of our shareholders, and rewards our executive officers for superior corporate performance. We believe this form of compensation is particularly effective for those individuals who have the most impact on the management and success of our business, providing them with a valuable long-term incentive while providing us with a valuable retention tool through the use of vesting periods. We also believe that equity incentives are an important part of a competitive compensation structure necessary to attract and retain talented executive officers. We plan to grant equity incentives under the Addus HomeCare Corporation 2009 Stock Incentive Plan (the “2009 Plan”) to our executive officers based on performance.

Determining the Amount of Each Element of Compensation

The targeted compensation range and amount of each element of our compensation program is determined by our Compensation Committee at the time of initial hire or promotion, taking into consideration our results of operations, long and short-term goals, the competitive market for the executive officer and general economic factors. We then review compensation on an annual basis as described below. We seek to combine the components of our executive compensation program to achieve a total compensation level appropriate for our size and corporate performance. We then determine the amount of each element of compensation based on our compensation objectives.

Base Salary

We agree upon a base salary with each executive officer at the time of initial employment or promotion, which historically has been reflected in employment agreements. The amount of base salary initially offered to a new or newly-promoted executive officer agreed upon, which is not “at risk,” reflects our views as to the individual executive officer’s scope of anticipated responsibilities; past experience; and future potential to add value through performance, knowledge, skills and expertise. This base salary level is also based on competitive industry salary practices. The base salary amount is negotiated between the prospective executive officer and our President and Chief Executive Officer (or in the case of a new President and Chief Executive Officer, our Compensation Committee). Once negotiated, this base salary amount, as well as the final compensation mix, is then considered and approved by our Compensation Committee, with input and recommendations from our President and Chief Executive Officer and Vice President of Human Resources. Our Compensation Committee directly determines the base salary and other elements of compensation of our President and Chief Executive Officer.

Historically, we have not utilized the services of a compensation consultant and have not engaged in any company-specific benchmarking when making general or individual compensation determinations. We do, however, utilize certain general industry survey information for purposes of establishing an initial range of overall compensation for our named executive officers. For instance, we utilized the 2008 Watson Wyatt Data Services Survey Report on Top Management Compensation, the Robert Half Associates Salary Guide and The Management Association of Illinois’ National Executive Compensation Survey when establishing the initial compensation for a new or newly-promoted named executive officer. While these reports do not name specific benchmark companies and the identities of the companies that comprised the surveys were not known by us, they do set forth average salary and total cash compensation data for executive positions, broken down by geographic location, industry, number of employees, annual revenue range and private/public sector, as applicable. Specifically, we utilized the Watson Wyatt survey to provide reference points for annual salary and total compensation with respect to our geographic location (north central region, Great Lakes region, Illinois and Chicago), industry (non-manufacturing, all services (excluding financial) and health care) and number of employees (between 10,000 and 12,000 full time employees); the Robert Half survey to provide a reference point with respect to our annual revenue range ($100 to $250 million); and the Management Association of Illinois Survey to provide reference points for annual salary, bonus and total compensation with respect to our geographic region (Midwest), industry (services), sector (private company) and annual revenue range ($200 to $500 million). Generally, we sought to compensate our executive officers along the lines of the compensation provided by similarly situated companies, as determined by considering the foregoing measures, although this is just a general guideline rather than a set benchmark. After entry into an employment agreement with the named executive officer, we do not review this general industry survey information in determining year-to-year changes in the named executive officer’s compensation.

In April 2010, the Compensation Committee retained Pearl Meyer & Partners to conduct a comprehensive study of the executive compensation programs for our executive officers and other designated executives. This study, which is projected to be completed in May 2010, will include an analysis of the competitiveness of our executive compensation levels and the structure of the compensation program components based on data from executive compensation surveys and/or specified peer companies. Based on this study, the Compensation Committee will establish competitive base salary ranges for each of the executive officer positions.

An executive officer may receive a merit-based salary increase to the extent such executive officer is eligible pursuant to his or her employment agreement. In addition, we may adjust salary due to other circumstances, such as a change in responsibilities or position. Executive merit-based salary increases, to the extent permitted by an executive officer’s employment agreement, have generally been determined based on the executive officer’s performance of key company and divisional or departmental objectives, as well as his or her effectiveness in performing his or her role.

The annual salary increase recommendations for the President and Chief Executive Officer are determined by the Compensation Committee and presented to the Board for approval.

The annual performance reviews and merit-based salary increase recommendations for the following executive positions are completed by the President and Chief Executive Officer and reviewed and approved by the Compensation Committee:

•	Chief Financial Officer

•	Vice President of Human Resources

•	Vice President of Home & Community Services

•	Vice President of Home Health

In 2008, executive officer evaluations were performed in a narrative format by our President and Chief Executive Officer (and in the case of our President and Chief Executive Officer, our Board). The evaluation was designed to determine: whether the executive officer achieved the goals we established for him or her; the executive officer’s effectiveness as a manager, including planning, organization, project management, divisional or departmental management, team development, leadership, communication and decision-making activities; the areas in which the executive officer could show improvement; and, if applicable, the overall recommended merit-based salary increase. This review was performed from a holistic perspective, with no specific guidelines or measurables used to assist the President and Chief Executive Officer or our Board, as applicable, in making such determinations. While our executive officers received these evaluations, Ms. Rudden’s 6.0% base salary increase was the only one based on performance. The other base salary increases granted for 2008 were based on factors other than these evaluations. Mr. Heaney received a base salary increase of 25.0% as a result of changing his position with Addus HealthCare. Mr. Wright and Mr. Diamond received base salary increases of 5.0% and 3.3%, respectively, as mandated by their respective employment agreements. Mr. Anderson and Mr. Leonard were not yet eligible to receive salary increases under their respective employment agreements in 2008.

In early 2009, we revised our mechanism for administering merit-based salary increases in order to provide more formal guidance in the performance review and evaluation process, including more specific parameters. This performance review tool grades an executive officer’s performance on a scale of one (unacceptable) to four

(exceptional), with the amount of the executive officer’s merit-based salary increase determined by the executive officer’s cumulative weighted average performance rating. This performance tool is divided into two sections: major priorities and initiatives and performance areas.

With respect to major priorities and initiatives, the executive officer is evaluated on his or her performance on four or five objectives, projects or initiatives that represent the major priorities and focus areas for the individual executive officer for the review period. The ratings of the four to five areas evaluated in this section are weighted so that they count for 60% of the cumulative weighted average performance rating, or a total weight of 2.4 out of 4.0.

A total of 40% of the cumulative weighted average performance rating, or a total weight of 1.6 out of 4.0, is attributable to the following performance areas, each of which has the same relative weight of 6.7% of the cumulative weighted average performance rating, or .027 out of 4.0:

•	planning and organization;

•	management and control;

•	team development;

•	leadership;

•	communication; and

•	judgment, problem solving and decision making.

The cumulative weighted average performance rating, which combines the weighted ratings for both the major priorities and initiatives and the performance areas, is used as a basis for determining the amount of the executive officer’s merit-based salary increase. The amount of the merit-based salary increase is determined on a sliding scale of cumulative weighted average performance ratings as follows, with 2.0 representing poor performance, 3.0 representing average performance and 3.75 representing exceptional performance:

Rating	Less than 2.0	2.00 - 2.24	2.25 - 2.49	2.50 - 2.74	2.75 - 2.99	3.00 - 3.24	3.25 - 3.49	3.50 - 3.74	3.75 and Above
Base salary increase	0.00%	1.00%	1.25%	1.50 - 1.75%	2.00 - 2.75%	3.00 - 3.75%	4.00 - 5.00%	5.50 - 6.50%	7.00%

Mr. Diamond and Ms. Rudden received 2009 merit increases of 6.0% and 4.0%, respectively, based on the above performance evaluation system. Mr. Anderson and Mr. Leonard have not yet received their 2009 evaluations due to scheduling conflicts.

Performance-Based Annual Bonuses

Our Compensation Committee establishes and approves individual performance-based executive bonus plans on an annual basis. These plans are developed with the guidance and input of the President and Chief Executive Officer and our Vice President of Human Resources (except with respect to the President and Chief Executive Officer’s bonus plan, which is determined independently by our Compensation Committee, and except with respect to the Vice President of Human Resources’ bonus plan, which is developed with the guidance of the President and Chief Executive Officer). Our Compensation Committee has the authority to modify a bonus structure during the year if it deems appropriate, including, for example, due to a merger, acquisition, divestiture, board-approved budget revision or other material change in our company.

The target amount for each annual performance bonus is set as a percentage of the executive officer’s base salary, as set forth in the executive’s employment agreement, and is based on the achievement of certain performance objectives. Corporate, divisional and departmental performance objectives are designed to ensure the high performance of our Company, and each of our divisions and departments. Our financial objectives are established to drive performance at or above Company, division and department budgetary levels, requiring that internal budget levels be exceeded to achieve the maximum bonus potential. Individual performance objectives are intended to add economic value and align each executive officer’s compensation with expectations of leadership and achievement placed on the individual to realize various aspects of our business plan.

The bonus plans are structured so that an executive officer may receive a portion of the target amount based on achievement of one or more financial or non-financial objective, but may not receive another portion of the bonus if other objectives are not achieved. The target amount may then be further adjusted, based on overall corporate performance and, in the case of our divisional managers, based on overall division performance.

The Compensation Committee makes recommendations to the Board regarding the actual annual bonus amount payable to the President and Chief Executive Officer based on the extent to which his annual bonus plan objectives have been achieved. The President and Chief Executive Officer makes recommendations to the Compensation Committee regarding the actual annual bonus amounts payable to the other executive officers based on the extent to which their annual bonus plan objectives have been achieved. Distributions are typically made within 120 days after the end of each fiscal year, after completion of our audited financial statements.

For 2008 and 2009, the individual performance objectives of our named executive officers, together with the percentage of target bonus attributable thereto, included the following:

Mark S. Heaney — One hundred percent of Mr. Heaney’s bonus is attributable to the achievement of budgeted EBITDA, exclusive of the effect of acquisitions completed during the year. For compensation purposes, we calculate EBITDA by using net income from continuing operations, and adding back net interest expense, income taxes, depreciation and amortization, stock based compensation, management fees and implementation costs related to our licensed information technology system, McKesson Horizon Homecare (“McKesson”), in each case to the extent permitted by our credit facility. Mr. Heaney was entitled to a bonus on an interval sliding scale such that he was entitled to no bonus if EBITDA was less than 82% of the target, a bonus equal to 60% of his base salary if EBITDA was equal to the target and a bonus equal to 100% of his base salary if EBITDA exceeded 120% of the target. In 2008, our budgeted EBITDA was $18,794,434, and our actual EBITDA for these purposes was $16,719,276, or 89.0% of budgeted EBITDA, in each case exclusive of the effect of acquisitions completed during the year. As a result, Mr. Heaney earned a 2008 bonus of $93,600, or 47.7% of his target bonus. In 2009, our budgeted EBITDA was $20,511,939, and our actual EBITDA for these purposes was $18,802,089, or 91.7% of budgeted EBITDA, in each case exclusive of the effect of acquisitions completed during the year. As a result, Mr. Heaney earned a 2009 bonus of $113,725, or 58.3% of his target bonus.

Francis J. Leonard — Mr. Leonard is eligible to receive a target bonus of up to 20% of his base salary, based on our evaluation of his performance compared to established company and individual objectives. In 2008, 40% of Mr. Leonard’s target bonus was attributable to assessing the organizational structure and adequacy of staff for the accounting, information systems and reimbursement departments. Thirty percent was attributable to a review of internal financial reporting and control procedures. Fifteen percent was attributable to a review of month end closing procedures focusing on improved timeliness and key metrics. Finally, 15% was attributable to prioritizing information technology initiatives and long-term technology vision. For 2008, Mr. Leonard earned a bonus of $15,981, or 81.0% of his target bonus. For 2009, 50% of Mr. Leonard’s target bonus was attributable to supporting the achievement of the Company’s financial goals through the execution of the following initiatives by defined dates: directing the completion of the home health and home & community services monthly closes; directing the preparation and distribution of monthly Support Center budget reports; implementing Medicare enhancement software; and reducing days of sales outstanding with respect to all payors, with the exception of our largest payor, to 63 days. Fifteen percent was attributable to directing preparation and distribution of reports on key metrics to the home health and home & community services branches, and providing timely financial analyses on potential acquisitions. Ten percent was attributable to directing the replacement of manual census reports with IT driven reports. Twenty percent was attributable to optimizing and expanding our use of technology through completion of the McKesson roll-out; completion of the Select Data optical scanning pilot and project roll-out; development of standard home health and home & community services monthly reports; and

directing the exploration and piloting of a telephony/GPS solution. Finally, 5% was attributable to directing the Finance and IT Departments’ conduct of courses in the Addus Learning Resources Center. For 2009, Mr. Leonard earned a bonus of $35,604, or 82.8% of his target bonus.

Darby Anderson — Mr. Anderson is eligible to receive a target bonus of 20% of base salary, based on the achievement of divisional annual net operating income, and specific divisional growth and operations objectives. In addition, Mr. Anderson is eligible to receive a “President’s Club” bonus of up to an additional 20% of his base salary, as described below. Sixty percent of Mr. Anderson’s target bonus is attributable to meeting divisional operating budget targets. This portion of Mr. Anderson’s bonus is structured on a sliding scale such that he is entitled to 0% if the home & community services divisional net operating income, adjusted for the effect of acquisitions, is less than 91% of the budgeted amount and 100% if the home & community services divisional net operating income is 100% of the budgeted amount. In 2008, the budgeted adjusted net operating income for the home & community services division was $22,005,767, and actual adjusted net operating income of the home & community services division for these purposes was $20,924,397, or 95.1% of the budgeted amount. In 2009, the budgeted adjusted net operating income for the home & community services division was $24,360,676, and actual adjusted net operating income of the home & community services division for these purposes was $23,771,937, or 97.6% of the budgeted amount. These budgeted and actual adjusted net operating income figures were used for compensation purposes only and differ from net operating income figures presented in the Company’s other public filings. Forty percent of Mr. Anderson’s target bonus is attributable to division growth and operations objectives. In 2008, these objectives included directing implementation of the conversion to the McKesson system; coordinating marketing and business development plans for the home & community services division; implementing training programs and conducting one-on-one discussions with regional directors; and directing the compliance process in all division branches, including on-site audits and follow-up action plans. In 2009, these objectives included achieving targeted divisional organic census growth, both overall and in the Veterans’ and private duty programs; achieving targeted divisional service integration levels; directing McKesson training and staff competency evaluation; directing the exploration and piloting of a telephony/GPS solution; and supporting the Company’s Employer of Choice initiative by conducting employee meetings and promoting employee recognition throughout the division’s branches. For 2008, Mr. Anderson earned a bonus of $27,983, or 75.6% of his target bonus. For 2009, Mr. Anderson earned a bonus of $24,713, or 66.8% of his target bonus.

Sharon Rudden — Ms. Rudden was eligible to receive a target bonus of 20% of base salary, based on the achievement of divisional annual net operating income, and specific divisional growth and operations objectives. In addition, Ms. Rudden was eligible to receive a “President’s Club” bonus of up to an additional 20% of her base salary, as described below. Sixty percent of Ms. Rudden’s target bonus was attributable to meeting divisional operating budget targets. This portion of Ms. Rudden’s bonus was structured on a sliding scale such that she was entitled to 0% if the home health divisional net operating income, adjusted for the effect of acquisitions, is less than 91% of the budgeted amount and 100% if the home health divisional net operating income is 100% of the budgeted amount. In 2008, the budgeted adjusted net operating income for the home health division was $6,445,978, and actual adjusted net operating income of the home health division for these purposes was $5,532,322, or 85.8% of the budgeted amount. In 2009, the budgeted adjusted net operating income for the home health division was $8,750,874, and actual adjusted net operating income of the home health division for these purposes was $7,562,960, or 86.4% of the budgeted amount. These budgeted and actual adjusted net operating income figures were used for compensation purposes only and differ from those presented elsewhere in the Company’s other public filings. Forty percent of Ms. Rudden’s target bonus was attributable to division growth and operations objectives. In 2008, these objectives included directing implementation of the conversion to the McKesson system; coordinating marketing and business development plans for the home health division; implementing training programs and conducting one-on-one discussions with regional directors; and directing the compliance process in all division branches, including on-site audits and follow-up action plans. In 2009, these objectives included achieving targeted divisional organic census growth; achieving targeted divisional service integration levels; implementing chronic illness and care management programs in selected sites; implementing SHP software in selected sites; and supporting the Company’s Employer of Choice initiative by conducting employee meetings and promoting employee recognition throughout the division’s branches. For 2008, Ms. Rudden earned a bonus of $12,286, or 35.1% of her target bonus. For 2009, Ms. Rudden earned a bonus of $11,339, or 30.4% of her target bonus.

Paul Diamond — Mr. Diamond is eligible to receive a target bonus of up to 20% of his base salary, based on our evaluation of his performance compared to established company and individual objectives. For 2008, 30% of Mr. Diamond’s target bonus was attributable to directing the conduct of wage and hour compliance audits in all of our locations. Five percent was attributable to the conduct of one-on-one discussions with all human resources staff within a specified timeframe. Fifteen percent was attributable to identification of areas of training needs and developing training programs for those areas, with 5% of the target bonus attributable to such task with respect to human resources staff and 10% attributable to such task with respect to consumer groups. Twenty percent was attributable to design of a customer service survey, overseeing its implementation through all branches and addressing key areas of concern. Ten percent was attributable to overseeing the conduct of management searches to achieve recruitment efficiency. Finally, 20% of Mr. Diamond’s target bonus was attributable to the design and implementation of a new 401(k) plan for Addus HealthCare. For 2008, Mr. Diamond earned a bonus of $27,463, or 89.1% of his target bonus. For 2009, 10% of Mr. Diamond’s target bonus was attributable to supporting the achievement of the Company’s financial goals through the execution of the following initiatives: controlling Human Resources Department expenses within the established budget; reducing incurred workers compensation claims dollars; improving unemployment claims win ratios and reducing claims liability dollars; and improving Work Opportunity Tax Credits received. Twenty percent was attributable to achieving established recruitment efficiency targets in the conduct of sales and management searches. Thirty percent was attributable to directing the Company’s Employer of Choice initiative by planning and conducting employee meetings and promoting employee recognition throughout the home health and home & community services divisions’ branches. Fifteen percent was attributable to directing the development and implementation of an in-house education program (Addus Learning Resources Center) and the conduct of weekly webinars. Fifteen percent was attributable to the development and implementation of new performance evaluation systems for management and non-management positions, and the provision of related education on performance management principles and guidelines. Finally, 10% was attributable to directing the pilot testing of an applicant screening tool in selected branches, and the implementation of safety education train-the-trainer programs and monthly safety webinars. For 2009, Mr. Diamond earned a bonus of $27,883, or 85.6% of his target bonus.

“President’s Club” — In addition to these targets, the bonus amount may be adjusted based on the achievement of corporate-level goals and, in the case of heads of divisions, certain divisional targets. Mr. Anderson and Ms. Rudden, our vice presidents in charge of our two divisions, each may earn an additional “President’s Club” bonus if divisional net operating income, adjusted for the effect of acquisitions, exceeds the budgeted level of divisional net operating income. For each one percent that divisional adjusted net operating income exceeds budgeted income, Mr. Anderson and Ms. Rudden would be entitled to an additional one percent of annual base salary as a bonus, up to a maximum of 100% of their respective target bonus amounts. Since the actual net operating income for each division was less than budgeted adjusted net operating income in both 2008 and 2009, neither Mr. Anderson nor Ms. Rudden qualified for a “President’s Club” bonus for either of those years.

Furthermore, each of our named executive officers, other than Mr. Heaney, is entitled to a further adjustment to the bonus that is based on our net operating income. Each such bonus is adjusted up or down, based on actual net operating income, adjusted for the effect of acquisitions, against budgeted adjusted net operating income at the corporate level. For each one percent that actual net operating income exceeds budgeted net operating income, the executive officer’s bonus would be increased by one percent from what it otherwise would have been, up to a maximum increase of 10% of the bonus. Conversely, for each one percent that actual adjusted net operating income is less than budgeted adjusted net operating income, the executive officer’s bonus would be decreased by one percent from what it otherwise would have been, up to a maximum decrease of 10% of the bonus. We believe that this adjustment provides a small incentive for executive officers to act in a manner that would help overall corporate performance, as well as a small disincentive from acting in a manner that may adversely affect annual corporate performance. In 2008, our net operating income was $11,545,550, which was 82.4% of our budgeted net operating income of $14,014,933, which resulted in a decrease of 10% to the bonuses of all executive officers other than Mr. Heaney. In 2009, our net operating income was $18,802,089, which was 91.7% of our budgeted net operating income of $20,511,939, which resulted in a decrease of 8% to the bonuses of all executive officers other than Mr. Heaney. These budgeted and actual adjusted net operating income figures were used for compensation purposes only and differ from those presented elsewhere in the Company’s public filings.

Each named executive officer’s target amount for 2009 is set forth in the table below. In addition, each named executive officer’s maximum potential annual performance bonus for 2009, together with the maximum adjustments that could be made to the target amount to arrive at such maximum potential annual performance bonus, is set forth in the table below. The amount of annual performance bonus actually received by each named executive officer is described as non-equity incentive plan compensation in “– Summary Compensation Table.”

Name	2009 Base Salary Earnings ($)	Percentage of Base Salary Earnings (%)	Target Amount ($)	“President’s Club” Bonus (%) (1)	Maximum Corporate Performance Adjustment (%) (2)	Maximum Potential Annual Performance Bonus ($)
Mark S. Heaney	$325,000	100%	$325,000	—%	—%	$325,000
Francis J. Leonard	215,000	20	43,000	—	10	47,300
Darby Anderson	185,000	20	37,000	20	10	81,400
Sharon Rudden	186,737	20	37,347	20	10	82,163
Paul Diamond	162,943	20	32,589	—	10	35,847
W. Andrew Wright, III	377,422	—	—	—	—	—

(1)	Represents a portion of annual base salary, with one percent attributable to each percentage point that actual divisional operating income exceeds budgeted divisional operating income.

(2)	Represents a percentage adjustment to the bonus itself, not a percentage of annual base salary. The corporate performance adjustment may increase or decrease the named executive officer’s total bonus by up to 10%.

Equity Compensation

Historically, we have granted stock options to executive officers only upon hire or promotion. The amount of these stock option grants has been determined by our Board, on the advice and recommendation of our President and Chief Executive Officer (other than in the case of grants to our President and Chief Executive Officer). The size and terms of the initial option grant made to each executive officer upon joining our company are primarily based on competitive conditions applicable to the executive officer’s specific position, as well as the new executive officer’s experience and compensation requirements relative to our executive officers then employed. We presently have no mandatory stock ownership policy for officers and directors.

We expect to grant equity incentives to our executive officers under the 2009 Plan. Prior to the grant of additional equity incentives thereunder, we will implement equity grant guidelines for executive officers, which will include the criteria for determining eligibility to receive such grants.

Other Compensation

In addition to the primary compensation elements discussed above, we provide our executive officers with limited benefits and perquisites as described below in “—Summary Compensation Table.” We consider these additional benefits to be a part of an executive officer’s overall compensation. These benefits generally do not impact the level of other compensation paid to our executive officers, due to the fact that the incremental cost to us of these benefits and perquisites represents a small percentage of each executive officer’s total compensation package. We believe that these enhanced benefits and perquisites provide our executive officers with security, convenience and support services that allow them to focus attention on carrying out their responsibilities to us. In addition, we believe that these benefits and perquisites help us to be competitive and retain talented executives.

In addition, we offer other employee benefits to our named executive officers for the purpose of meeting current and future health and security needs for the executive officers and their families. These benefits, which we generally offer to all eligible employees, include medical, dental and life insurance benefits, short-term disability pay, long-term disability insurance, flexible spending accounts for medical expense reimbursements and a 401(k) retirement savings plan with limited matching by us.

401(k) Plan

All employees who are not covered by a collective bargaining agreement (with the exception of those employees covered under the Service Employee International Union 503 Agreement), are eligible to participate in the Company’s 401(k) Plan. Under this Plan, eligible employees may elect to reduce their compensation by up to the lesser of 100% of their base salary and cash compensation, or the prescribed annual IRS limit, and contribute these amounts to the Plan. The Company may, at the discretion of the Board, make matching or other contributions to the 401(k) plan on behalf of eligible employees. Historically, the Board elected to make a matching contribution equal to 6% of employee contributions. The 401(k) plan is intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended, (the “Code”) so that contributions by employees to the 401(k) plan, and income earned on the 401(k) plan contributions, are not taxable to employees until withdrawn from the 401(k) plan. The trustees under the 401(k) plan, at the direction of each participant, invest the 401(k) plan employee salary deferrals in selected investment options.

Types of Equity Awards

The 2006 Addus HomeCare Corporation Stock Incentive Plan only provides for the granting of stock options. However, the 2009 Plan permits us to issue stock options, deferred/restricted stock units, restricted stock, stock appreciation rights, other stock units and performance shares.

2006 Stock Incentive Plan

In September 2006, the Board adopted and the stockholders approved the 2006 Stock Incentive Plan (the “2006 Plan”). The Company granted stock options under this 2006 Stock Incentive Plan to senior executives only upon hire or promotion. The amount of these stock option grants was determined by the Board, on the advice and recommendation of our President and Chief Executive Officer (other than in the case of grants to our President and Chief Executive Officer). The size and terms of the initial option grant made to each senior executive upon joining the Company were primarily based on competitive conditions applicable to the executive’s specific position, as well as his/her experience and compensation requirements relative to the other senior executives then employed. The Company does not have any mandatory stock ownership policy for officers and directors.

The 2006 Plan provides for the grant of options to purchase our common stock to our eligible employees, directors, consultants and independent contractors. The price at which shares of common stock may be purchased under an option is determined by the Board, but such price must be greater than or equal to the fair market value of the underlying shares of common stock on the date the option is granted. Options issued under the 2006 Plan generally vest and become exercisable as to one-fifth of the shares on each of the first five anniversaries of the grant date, with slight variation as set forth in the individual option agreements. Options issued under the 2006 Plan generally expire on the tenth anniversary of the grant date, unless earlier terminated.

After termination of a grantee’s service to the Company and its affiliates, he/she may exercise the vested portion of his/her option for the period of time stated in the option agreement. In all cases, however, the option agreement provides that the grantee will have the right to exercise the vested portion of any option held at termination for at least 30 days following termination of his or her service for any reason other than cause and that the grantee will have the right to exercise the option for at least six months if the grantee’s service terminates due to death or a qualifying disability.

An option holder does not have any rights as a stockholder with respect to the Company’s common stock covered by an option until the date on which we issue a stock certificate for such common stock. Options granted under the 2006 Plan are nontransferable other than by will or the laws of descent and distribution.

The 2006 Plan provides that, in the event of our acquisition or other change of control, all options granted under the 2006 Plan automatically become vested and fully exercisable. In addition, the Compensation Committee has the discretion to either cancel the options after providing each option holder with a reasonable period of no more than seven calendar days to exercise his or her options as of the effective date of the change of control, or, in the case of a change of control where stockholders will receive cash payments in exchange for their stock, to provide that all outstanding options shall terminate as of the effective date of the change of control and that each option holder shall receive a cash payment in exchange for cancellation of his or her options. Under the latter circumstance, the cash payment would be equal to the amount by which the payment for each share of stock exceeds the option price for such share of stock, subject to adjustments as determined by our Board in good faith.

There are a total of 502,286 outstanding options under the 2006 Plan. The Compensation Committee has the authority to administer the 2006 Plan and the awards granted under it, in accordance with the terms of the 2006 Plan and the applicable stock option agreements. No further awards will be granted under the 2006 Plan, although all outstanding awards will continue to be governed by their existing terms.

2009 Stock Incentive Plan

In September 2009, the Board adopted and the stockholders approved the Addus HomeCare Corporation 2009 Stock Incentive Plan (the “2009 Plan”). The 2009 Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, deferred stock units, restricted stock units, other stock units and performance shares to the Company’s employees, directors and consultants who render services to the Company and its affiliates. There are 750,000 shares available under the 2009 Plan for grants over multiple years, a total of 104,500 of which were granted in 2009.

The Compensation Committee has the authority to administer the 2009 Plan with respect to awards to employees and consultants. The Nominating and Corporate Governance Committee of the Board administers the 2009 Plan with respect to awards to non-employee directors.

The Compensation Committee has the power to determine the terms of the awards granted under the 2009 Plan, including the exercise price, the number of shares subject to each award and the exercisability of the awards. The Compensation Committee also has full power to determine the persons to whom and the time or times at which awards will be made and to make all other determinations and take all other actions necessary or advisable for the administration of the 2009 Plan. Under the 2009 Plan, the Compensation Committee may grant:

•	Options to acquire our common stock;

•	Stock appreciation rights, or SARs, which allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant;

•	Restricted stock, which are awards of shares of our common stock that vest in accordance with terms and conditions established by the Compensation Committee;

•	Deferred stock units and restricted stock units, which are awards that are based on the value of our common stock and may be paid in cash or in shares of our common stock; and

•	Other stock unit awards, which are based on the value of shares of our common stock or other property.

The Compensation Committee may also grant performance shares, which are awards that will result in a payment to a participant only if performance goals established by the Compensation Committee are achieved or the awards otherwise vest. It is intended that the 2009 Plan will conform with the standards of Section 162(m) of the Code. The Compensation Committee will establish organizational or individual performance goals which, depending on the extent to which they are met, will determine the number and the value of performance shares to be paid out to participants. Payment under performance share awards may be made in cash or in shares of our common stock with equivalent value, or in some combination, as determined by the Compensation Committee.

The exercise price of options granted under the 2009 Plan must be equal to the fair market value of our common stock on the date of grant, and the term of an option may not exceed ten years. The Compensation Committee may not increase or reduce the exercise price of options granted under the 2009 Plan without stockholder approval. Incentive stock options may not be granted to any consultant or non-employee director, or any employee who owns more than 10% of the voting power of all classes of our outstanding stock as of the grant date. The grant price of a SAR must generally equal the fair market value of a share of our common stock on the date of grant. The term of a SAR must expire no later than the tenth anniversary of the grant date. The amount payable under the stock appreciation right may be paid in cash or with shares of our common stock, or a combination thereof, as determined by the Compensation Committee. Deferred stock units may be awarded at the election of a participant in lieu of payment of a bonus or other award under the 2009 Plan, on such terms and conditions as the Compensation Committee may determine. Restricted stock units may only be made if payout is contingent upon the achievement of specified performance targets. Other stock units will be available as a form of payment to settle other awards under the 2009 Plan.

The amount of, the vesting and the transferability restrictions applicable to any performance share award will be based upon the attainment of such performance goals as the Compensation Committee may determine. A performance goal will be based on one or more of the following business criteria: (a) increases in the fair market value of our common stock, (b) shareholder value added, (c) cash flow, (d) earnings per share, (e) earnings before deducting interest, taxes, depreciation and amortization, (f) return on equity, (g) return on capital, (h) return on assets or net assets, (i) cost reduction or control, (j) operating income or net operating income, (k) operating margins/sales in one or more business segments or product lines, (l) return on operating revenue, (m) market share in one or more business segments or product lines, (n) earnings before interest and taxes, (o) units of specified products sold or depleted, (p) free cash flow, (q) sales growth, (r) capital expenditures, (s) working capital, (t) inventory, (u) cash flow from operations, (v) gross margin or (w) any measure that indicates any of the foregoing or any combination of the foregoing. Performance criteria may be established on a corporate, divisional, business unit or consolidated basis and measured absolutely or relative to Addus’ peer companies.

The existence of outstanding awards will not affect in any way our right or power to make any adjustments, recapitalizations, reorganizations or other changes in its capital structure or business. If we effect a capital readjustment or any increase or reduction of the number of shares of the Corporation’s common stock outstanding, then the number, class and per share price of the Corporation’s common stock subject to outstanding awards under the 2009 Plan will be appropriately adjusted to prevent dilution or enlargement of benefits. If the Company is affected by the occurrence of certain unusual or nonrecurring events, including a capital readjustment or any increase or reduction of the number of shares of our common stock outstanding, or changes in laws, regulations or accounting principles, the Compensation Committee may, in its discretion, adjust the terms, conditions and criteria of awards under the 2009 Plan to prevent dilution or enlargement of benefits.

If any person or group of related persons (other than our company, the Eos Funds, any employee benefit plan we maintain or any of our affiliates) becomes the beneficial owner, directly or indirectly, of greater than 50% of our voting securities; during any consecutive two year period, members of the Board at the beginning of such two year period and other members of the Board whose election or nomination was approved by two-thirds of the directors at the beginning of such two-year period (or whose election was previously so approved), cease to constitute a majority of the board for any reason; we consummate a merger, consolidation, business combination or reorganization of our company, sale of all or substantially all of its assets, or acquire the assets or stock of another entity in each case, resulting in the company not surviving, or after which no person becomes the beneficial owner of greater than 50% of the voting securities of the surviving entity; our stockholders approve of a plan of liquidation or dissolution; an event occurs that, with the passage of time, would result in any of the foregoing; or we sell or convey to another entity all or substantially all of our property and assets, then our Board may: accelerate the time at which some or all of the awards then outstanding may be exercised, after which all such awards that remain unexercised shall terminate; elect to terminate options or SARs in exchange for an amount of cash equal to the excess of the fair market value of our common stock over the exercise price of the options or SARs, to the extent vested; elect to terminate options or SARs provided that each holder is notified of and given the opportunity to exercise the vested portion for a specified period of time (not less than 15 days) from the date of notification and before the award is terminated; permit awards to be assumed by a new parent corporation or a successor and replaced by a comparable award; make such adjustments to awards then outstanding as our compensation committee deems appropriate; or implement any combination of the foregoing.

Awards under the 2009 Plan will be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Board may alter, amend, suspend or terminate the 2009 Plan; however, no termination, amendment, or modification of the 2009 Plan shall adversely affect in any material way any award previously granted, without the written consent of the participant. Shareholder approval is required for any amendment of the 2009 Plan that increases the maximum number of shares or other awards under the 2009 Plan, changes the person eligible to receive incentive stock options or otherwise requires shareholder approval under applicable law or rules. The 2009 Plan will remain in effect, subject to the Board’s right to amend or terminate it, until all shares subject to the 2009 Plan have been purchased or acquired.

Change in Control and Severance

Each of our named executive officers is eligible to receive contractually-provided severance benefits pursuant to his or her employment agreement. These severance benefits are generally intended to match the terms that we believe to be standard within the market, show the executive officer that we have made an investment in the executive officer and provide stability for both us and the executive officer in a competitive market for qualified talent. We believe that providing severance protection to our named executive officers upon their involuntary termination of employment is an important retention tool that is necessary in the competitive marketplace for talented executives. We believe that the amounts of these payments and benefits and the periods of time during which they would be provided are fair and reasonable. Historically, we have not taken into account any amounts that may be received by a named executive officer following termination of employment when establishing current compensation levels. The terms of each arrangement were determined in negotiation with the applicable named executive officer in connection with his hiring and were not based on any set formula. Our stock option grant agreements with each of the named executive officers also generally provide for some or all of the unvested options to vest immediately upon a change in control of our company.

We believe that these change in control and severance arrangements provide additional benefits to our company by allowing us to receive certain covenants from our executive officers in partial consideration of the compensation to be received upon a change in control or termination without reasonable cause. These covenants include agreements not to compete, agreements not to solicit our employees, payors or consumers, agreements not to disclose trade secrets and agreements not to disparage our company. These covenants are described in further detail below under “– Potential Payments upon Termination or Change in Control.”

Effect of Accounting and Tax Treatment on Compensation Decisions

In 2009, while we generally considered the financial accounting and tax implications of our executive compensation decisions, these implications were not material considerations in the compensation awarded to our named executive officers during such fiscal year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation Committee.

Steven I. Geringer (Chairman)

Mark L. First

Simon A. Bachleda

Summary Compensation Table

The following table provides information regarding the compensation earned by each of our named executive officers for the fiscal years ended December 31, 2009 and 2008:

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)	Total ($)
Mark S. Heaney (3)	2009	$325,000	$231,120	$113,725	$38,791	$708,636
President and Chief Executive Officer	2008	303,040	119,740	93,600	38,195	554,575

Francis J. Leonard (4)	2009	215,000	—	35,604	2,279	252,883
Chief Financial Officer and Secretary	2008	98,648	34,400	15,981	1,719	150,748

Darby Anderson (5)	2009	185,000	—	24,713	7,250	216,963
Vice President of Home & Community Services of Addus HealthCare	2008	185,074	39,911	27,983	5,379	258,347

Sharon Rudden (6)	2009	186,737	115,560	11,339	741	314,377
Vice President of Home Health Services of Addus HealthCare	2008	175,011	17,499	12,286	741	205,537

Paul Diamond (7)	2009	162,943	—	27,883	2,614	193,440
Vice President of Human Resources of Addus HealthCare	2008	154,114	25,602	27,463	2,561	209,740

W. Andrew Wright, III (8)	2009	377,422	—	—	1,159,613	1,537,035
Former Chairman of Addus HealthCare	2008	435,058	—	—	36,409	471,467

(1)	This column discloses the grant date fair value of option awards calculated in accordance with FASB ASC Topic 718. The amounts recognized for 2008 have been restated to reflect the grant date fair value of 2008, in accordance with the new SEC rules. The assumptions we used in valuing options are described under the caption “Stock Options” in Note 8 to our consolidated financial statements in our Annual Report on Form 10-K.

(2)	Reflects annual cash incentive awards earned pursuant to individualized bonus plans based on performance in 2008 and 2009. The 2008 amounts were approved by our Board in July 2009. The 2009 amounts were approved by our Board in April 2010. For information regarding our bonus plans, see “Compensation Discussion and Analysis – Performance-Based Annual Bonus.”

(3)	Mr. Heaney served as Vice President and Chief Operating Officer of Addus HealthCare until May 5, 2008, and has served as President and Chief Executive Officer of Addus HealthCare since May 6, 2008. Mr. Heaney has been the President and Chief Executive Officer of the Company since June 2009. Other compensation includes premiums paid by us for a whole life insurance plan for the benefit of Mr. Heaney ($27,000 in 2008 and $27,596 in 2009), $3,665 in term life insurance premiums paid by us for the benefit of Mr. Heaney and $7,530 in payments for a company vehicle.

(4)

Mr. Leonard has been the Chief Financial Officer of Addus HealthCare since July 16, 2008. Mr. Leonard has been the Chief Financial Officer of the Company since June 2009. Other compensation consisted of

$1,289 in term life insurance premiums paid for the benefit of Mr. Leonard and matching contributions paid under our 401(k) plan ($430 in 2008 and $990 in 2009).

(5)	Other compensation consisted of $2,381 in term life insurance premiums paid by us for the benefit of Mr. Anderson, payments for a company vehicle ($2,628 in 2008 and $4,314 in 2009) and matching contributions paid under our 401(k) plan ($370 in 2008 and $555 in 2009).

(6)	Other compensation consisted of $741 in term life insurance premiums paid by us for the benefit of Ms. Rudden.

(7)	Other compensation consisted of $1,878 in term life insurance premiums paid by us for the benefit of Mr. Diamond and matching contributions paid under our 401(k) plan ($683 in 2008 and $737 in 2009).

(8)	Mr. Wright served as President and Chief Executive Officer of Addus HealthCare through May 5, 2008. Other compensation consisted of term life insurance premiums paid by us for the benefit of Mr. Wright ($5,905 in 2008 and $7,079 in 2009), payments for a company vehicle ($5,316 in 2008 and $10,610 in 2009). In 2008, Mr. Wright received $25,188 in cash payments for accrued and unused vacation days that became due as a result of an amendment to his employment agreement in connection with his position change from President and Chief Executive Officer of Addus HealthCare to Chairman of Addus HealthCare, under which Mr. Wright is no longer entitled to vacation time. Mr. Wright resigned his position as Chairman of Addus HealthCare effective at the completion of the IPO. Accordingly, his employment agreement was terminated effective at the completion of the IPO. In 2009, Mr. Wright received a severance payment of $1,141,924 that is included above in other compensation.

Grants of Plan-Based Awards in 2009

The following table sets forth each grant of plan-based awards to our named executive officers during 2009:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Option Awards ($) (1)
		Target ($)	Maximum ($)
Mark S. Heaney		$325,000	$325,000	—	$—	$—
	10/27/09			54,000	10.00	231,120
Francis J. Leonard		43,000	47,300	—	—	—
Darby Anderson		37,000	81,400	—	—	—
Sharon Rudden		37,347	82,163	—	—	—
	10/27/09			27,000	10.00	115,560
Paul Diamond		32,589	35,847	—	—	—
W. Andrew Wright, III (2)	—	—	—	—	—	—

(1)	This column discloses the grant date fair value of option awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing options are described under the caption “Stock Options” in Note 8 to our consolidated financial statements in our Annual Report on Form 10-K.

(2)	Pursuant to an amendment dated as of May 6, 2008, Mr. Wright no longer participates in plan-based bonus awards.

Outstanding Equity Awards at 2009 Fiscal Year End

The following table lists all outstanding equity awards held by our named executive officers as of December 31, 2009:

Name	Number of Securities Underlying Unexercised Options (#)			Total Options	Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Mark S. Heaney	107,918	71,945	(1)	179,863	$9.26	12/7/2016
	—	54,000	(2)	54,000	10.00	10/27/19

	107,918	125,945		233,863
Francis J. Leonard	11,990	47,961	(3)	59,951	10.19	7/16/2018
Darby Anderson	35,970	23,981	(4)	59,951	9.26	12/7/2016
Sharon Rudden	4,497	17,989	(5)	22,486	9.26	5/12/2018
	—	27,000	(6)	27,000	10.00	10/27/2019

	4,497	44,989		49,486
Paul Diamond	13,491	20,237	(7)	33,728	9.26	4/3/2017
W. Andrew Wright, III	—	—		—	—	—

(1)	Mr. Heaney’s unexercisable options vest in two equal installments on each of December 7, 2010 and 2011, respectively.

(2)	Mr. Heaney’s unexercisable options vest in five equal installments on each of the five first anniversaries of the grant date.

(3)	Mr. Leonard’s unexercisable options vest in four equal installments on each of July 16, 2010, 2011, 2012 and 2013, respectively.

(4)	Mr. Anderson’s unexercisable options vest in two equal installments on each of December 7, 2010 and 2011.

(5)	Ms. Rudden’s unexercisable options vest in three equal installments on each of October 1, 2010, 2011, and 2012.

(6)	Ms. Rudden’s unexercisable options vest in five equal installments on each of October 27, 2010, 2011, 2012, 2013 and 2014.

(7)	Mr. Diamond’s unexercisable options vest in equal installments on each of April 3, 2010, 2011 and 2012.

Option Exercises and Stock Vested

None of our named executive officers exercised any options in the fiscal year ended December 31, 2009.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-Qualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Employment Agreements

We have entered into employment agreements with each of our named executive officers.

Employment Agreement with Mark S. Heaney

We entered into an employment agreement with Mark S. Heaney, President and Chief Executive Officer of Addus HealthCare, on May 6, 2008. Mr. Heaney’s employment agreement was amended in connection with the IPO. Mr. Heaney’s agreement expires September 19, 2011. Under the agreement, Mr. Heaney’s base salary was originally $325,000 per year, subject to review and adjustment in the sole discretion of our compensation committee. In addition, for the year ended December 31, 2009, Mr. Heaney is eligible to receive a maximum bonus of 100% of base salary, based on the achievement of certain EBITDA targets, calculated to exclude acquisitions completed during the fiscal year. This bonus is described in greater detail above under the heading “— Compensation Discussion and Analysis — Determining the Amount of Each Element of Compensation — Performance-Based Annual Bonuses.” In addition, under the agreement, Mr. Heaney is entitled to receive a company vehicle and to participate in all employee benefit programs generally available to senior executives of Addus HealthCare, as well as to receive a ten-year level term life insurance policy with a minimum death benefit equal to five times his base salary, although we are not required to pay more than 3% of Mr. Heaney’s base salary for such insurance policy. In addition, Mr. Heaney is the beneficiary under a whole life insurance plan, under which we pay an annual premium of approximately $28,000. Mr. Heaney is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Employment Agreement with Francis J. Leonard

We entered into an employment agreement with Francis J. Leonard, Chief Financial Officer of Addus HealthCare, on July 30, 2008, which became effective as of July 16, 2008. Mr. Leonard’s employment agreement was amended in connection with the IPO. The initial term of Mr. Leonard’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Leonard’s base salary was originally $215,000 per year, subject to review by the board of directors of Addus HealthCare on or about July 16 of each year. In addition, Mr. Leonard is eligible to receive a target bonus of up to 20% of his base salary, based on our evaluation of his performance compared to established company and individual objectives. This bonus is described in greater detail above under the heading “— Compensation Discussion and Analysis — Determining the Amount of Each Element of Compensation — Performance-Based Annual Bonuses.” In addition, under the agreement, Mr. Leonard is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Leonard’s base salary for such insurance policy. Mr. Leonard is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Employment Agreement with Darby Anderson

We entered into an employment agreement with Darby Anderson, Vice President of Home & Community Services of Addus HealthCare, on August 27, 2007. Mr. Anderson’s employment agreement was amended in connection with the IPO. The initial term of Mr. Anderson’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Anderson’s base salary was originally $185,000, subject to annual review and adjustment by the board of directors of Addus HealthCare on or about January 1 of each year starting in 2009. In addition, Mr. Anderson is eligible to receive a target bonus of 20% of base salary, based 60% on the achievement of budgeted divisional annual net operating income, and 40% on specific divisional growth and operations objectives. This bonus is described in greater detail above under the heading “— Compensation Discussion and Analysis — Determining the Amount of Each Element of Compensation —

Performance-Based Annual Bonuses.” In addition, under the agreement, Mr. Anderson is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Anderson’s base salary for such insurance policy. Mr. Anderson is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Employment Agreement with Sharon Rudden

We entered into an employment agreement with Sharon Rudden, Vice President of Home Health Services of Addus HealthCare, on April 10, 2008, which became effective as of October 1, 2007. Ms. Rudden’s employment agreement was amended in connection with the IPO. The initial term of Ms. Rudden’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Ms. Rudden’s base salary was originally $175,000, subject to review by the board of directors of Addus HealthCare on or about October 1 of each year. In addition, Ms. Rudden is eligible to receive a target bonus of 20% of base salary, based 60% on the achievement of budgeted divisional annual net operating income, and 40% on specific divisional growth and operations objectives. This bonus is described in greater detail above under the heading “— Compensation Discussion and Analysis — Determining the Amount of Each Element of Compensation — Performance-Based Annual Bonuses.” In addition, under the agreement, Ms. Rudden is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times her base salary, although we are not required to pay more than 3% of Ms. Rudden’s base salary for such insurance policy. Ms. Rudden is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Employment Agreement with Paul Diamond

We entered into an employment agreement with Paul Diamond, Vice President of Human Resources of Addus HealthCare, on March 23, 2007, which became effective as of March 5, 2007. Mr. Diamond’s employment agreement was amended in connection with the IPO. The initial term of Mr. Diamond’s agreement was four years from the agreement’s effective date; after the initial term, the agreement automatically renews for successive one-year terms, unless Addus HealthCare provides at least thirty days’ notice prior to the expiration of the applicable term of its intention not to renew the agreement. Under the agreement, Mr. Diamond’s base salary was originally $150,000 for the first 12 months of continuous employment and $155,000 annually thereafter, subject to annual review and adjustment by the board of directors of Addus HealthCare on or about March 5 of each year starting in 2008. In addition, Mr. Diamond is eligible to receive a target bonus of 20% of base salary, based on our evaluation of his performance compared to established company and individual objectives. This bonus is described in greater detail above under the heading “— Compensation Discussion and Analysis — Determining the Amount of Each Element of Compensation — Performance-Based Annual Bonuses.” In addition, Mr. Diamond is entitled to receive benefits paid to similarly situated employees, which includes, at a minimum, participation in health, disability and vacation plans, as well as receipt of a life insurance policy with a death benefit of up to five times his base salary, although we are not required to pay more than 3% of Mr. Diamond’s base salary for such insurance policy. Mr. Diamond is entitled to receive severance benefits upon termination of employment as described below under “— Potential Payments upon Termination or Change in Control.”

Employment Agreement with W. Andrew Wright, III

We entered into an employment agreement with W. Andrew Wright, III, Chairman and former President and Chief Executive Officer of Addus HealthCare, on September 19, 2006, which was amended as of May 6,

2008 in connection with Mr. Wright changing positions from President and Chief Executive Officer to Chairman of Addus HealthCare. Mr. Wright agreed to resign his position as Chairman of Addus HealthCare effective at the completion of the IPO. Accordingly, his employment agreement was terminated effective at the completion of the IPO and he was entitled to the payments and benefits described in the separation and general release agreement rather than the severance payments contemplated by his employment agreement. See “What Related Person Transactions Do We Have — Separation and General Release.” Notwithstanding such resignation and termination, Mr. Wright continues to serve as a director of the Company following the IPO. Mr. Wright will continue to have access to his office at the Company’s headquarters so long as he remains a director of the Company.

Potential Payments upon Termination or Change in Control

We have entered into employment agreements, described above, that provide for payments and benefits in the event of termination of employment. Under the employment agreements, each named executive officer is entitled to severance benefits if we terminate his or her employment other than for reasonable cause. Except under the employment agreement for Mr. Heaney, reasonable cause is defined as:

•

death or mental or physical disability of the executive so that the executive would be unable to perform his or her duties in a manner satisfactory to us for 90 days out of any consecutive 180-day period;

•	material breach or omission by the executive of any of his or her duties or obligations under his or her employment agreement, except for those caused by the executive’s disability;

•	the executive engaging in any action that materially damages, or that may reasonably be expected to materially damage, our company or our business or goodwill;

•	any breach by the executive officer of his fiduciary duties;

•	commission of any act involving fraud, the misuse or misappropriation of our money or property, any felony, the habitual use of drugs or other intoxicants or chronic absenteeism;

•	gross negligence or willful misconduct by the executive which is materially injurious to our company;

•	gross insubordination by the executive, including intentional disregard of any directive from the President and Chief Executive Officer, or board of directors of Addus HomeCare; or

•	failure to perform any material duty in a timely and effective manner, with a failure to timely cure such nonperformance after notice.

Solely with respect to Mr. Heaney, reasonable cause is limited to the commission of any act involving the misuse or misappropriation of our money or other property, commission of a felony, habitual use of drugs or intoxicants, willful engagement in gross misconduct that is materially and demonstrably injurious to us, death, mental or physical disability so that he would be unable to perform his duties in a manner satisfactory to us for 180 days out of any consecutive 12-month period, or violation of any material term or provision of his employment agreement, if unremedied within 30 days after notice.

If we terminate an executive’s employment other than for reasonable cause, then, generally, such executive is entitled to:

•	unpaid base salary for any period prior to the effective date of termination;

•	a pro rata payment of bonus for any period prior to the effective date of termination;

•	accrued but unpaid benefits, including accrued vacation time and unused holidays; and

•

subject to strict compliance with the noncompetition, confidentiality and other covenants discussed below, severance pay generally based on annual cash compensation, which is defined as the sum of the highest base salary in effect for the executive, plus the greater of the prior year’s bonus or the annualized amount of the executive’s maximum target bonus, generally payable in equal monthly installments, plus a continuation of all benefits offered to the executive, in each case in an amount set forth in the table below.

With respect solely to Mr. Heaney, if a change in control of Addus HealthCare occurs less than two years prior to or 18 months after termination without reasonable cause, then he would receive the remainder of his severance in a lump sum, and the total amount of Mr. Heaney’s severance would be increased to include the average bonus paid over the previous two fiscal years, rather than just base salary. Furthermore, under Mr. Heaney’s employment agreement, if any payments in connection with a termination or change in control would be subject to the excise tax on “excess parachute payments” as defined in Section 280G of the Code, he will be entitled to a tax gross-up payment from us sufficient so that after paying ordinary income taxes and the excise tax on the tax gross-up payment, the balance of the payment will be equal to the excise tax on the other excess parachute payments, with the effect that he will be economically in the same position as he would have been had such excise tax not been applied. For these purposes, a change in control will be deemed to have occurred if:

•	any person becomes the beneficial owner, directly or indirectly, of greater than 50% of Addus HealthCare’s voting securities, subject to limited exceptions;

•

the shareholders of Addus HealthCare approve a merger or consolidation where the holders of Addus HealthCare’s voting securities would not continue to represent greater than 50% of the total voting power of the surviving corporation; or

•	the shareholders of Addus HealthCare approve a plan of liquidation or an agreement for the sale or disposition of substantially all of the assets of Addus HealthCare.

The right for any executive to receive severance, except for payments made to Mr. Heaney in connection with a change in control as described above, is conditioned on strict compliance with certain covenants of our named executive officers, including:

•	noncompetition within 30 miles of any of our locations for a period of one year after the executive officer’s termination;

•	nonsolicitation of business from any of our consumers or payors;

•	nonsolicitation of our employees, referral sources or other business contacts;

•	nondisclosure of trade secrets; and

•	nondisparagement of our company.

In addition to the severance payments that may be paid to our named executive officers under their employment agreements upon termination, all of our named executive officers are also entitled to accelerated vesting of their unvested options upon a change in control of our company. For purposes of our options, under the 2006 Plan, a change in control includes:

•	any person becoming the beneficial owner, directly or indirectly, of greater than 50% of Addus HealthCare’s voting securities, subject to limited exceptions;

•

our consummation of a merger or consolidation of our company where the holders of the voting securities of the Company would not continue to represent greater than 50% of the total voting power of the surviving corporation;

•	our consummation of a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or

•	any other event that a committee of our Board determines to be a change of control that is set forth in a supplement to the applicable option agreement.

A change in control explicitly does not include any acquisition of securities or voting power directly from the Company through a public offering, and thus the IPO did not constitute a change in control under the 2006 Plan.

Under the 2009 Plan, upon a sale of all or substantially all of our assets, or upon a change in control or an event that, with the passage of time, would result in a change in control, our Board will have the right in its sole discretion to accelerate the time at which some or all of the outstanding awards thereunder become exercisable. Under the 2009 Plan, a change in control includes:

•

any person or related group of persons (other than our company, the Eos Funds, any employee benefit plan we maintain or any of our affiliates) becoming the beneficial owner, directly or indirectly, of greater than 50% of our voting securities;

•

if, during any consecutive two year period, members of our Board at the beginning of such two year period and other members of our Board whose election or nomination was approved by two-thirds of the directors at the beginning of such two-year period (or whose election was previously so approved), cease to constitute a majority of the board for any reason;

•

our consummation of a merger, consolidation, business combination or reorganization of our company, sale of all or substantially all of our assets, or acquisition of the assets or stock of another entity whereby we are not the surviving entity, except in limited circumstances; and

•	the approval by our shareholders of a plan of liquidation or dissolution.

The following table sets forth information concerning the payments that would be received by each named executive officer upon a termination of employment other than for reasonable cause without a change in control, assuming the termination occurred on December 31, 2009. The table below only shows additional amounts that the named executive officers would be entitled to receive upon termination, and does not show other items of compensation that may be earned and payable at such time such as earned but unpaid base salary, bonuses or benefits. The following table also sets forth information concerning the payments that would be received by each named executive officer upon a change in control:

	Payments on Termination without Reasonable Cause			Payments on Change of Control
Name	Severance	Extension of Benefits	Total	Value of Accelerated Equity Awards (1)	Severance (2)	280G Gross-Ups	Total
Mark S. Heaney (3)	$975,000	—	$975,000	$0	$1,115,397	$396,548	$1,511,945
Francis J. Leonard (4)	193,500	$21,559	215,059	0	—	—	0
Darby Anderson (5)	222,000	29,269	251,269	0	—	—	0
Sharon Rudden (6)	135,044	3,405	138,449	0	—	—	0
Paul Diamond (7)	115,010	6,575	121,585	0	—	—	0
W. Andrew Wright, III (8)	—	—	—	—	—	—	0

(1)	Options vest automatically upon a change in control, as defined under the 2006 Plan and the 2009 Plan.

(2)	This payment would be in substitution of, not in addition to, the amount of severance not already paid to the executive for termination without reasonable cause. This amount would be reduced to the extent that Mr. Heaney has already received severance prior to a change in control.

(3)	Mr. Heaney’s severance payments due to termination without reasonable cause consist of three times Mr. Heaney’s then-current annual base salary. Mr. Heaney’s severance payment due change of control is a lump sum payment equal to three times his annual cash compensation defined as the sum of his highest annual base salary in effect during his employment term and an amount equal to the average bonus paid in the last two years. The calculation of Mr. Heaney’s 280G gross-up assumes that his Federal deduction for state taxes is fully limited by the alternative minimum tax.

(4)

Mr. Leonard’s severance payments include one-half of his annual cash compensation, plus a continuation of all benefits until the earlier of the six-month anniversary of such termination or eligibility to receive benefits from a new employer. Once Mr. Leonard has been employed by Addus HealthCare for one year, his severance payment will increase to three-fourths of his annual cash compensation, to be paid in twelve equal monthly installments, and he will have a continuation of all benefits for twelve months after such termination. In addition, Mr. Leonard will become entitled to an additional one-twelfth of annual cash compensation for each 12-month period he remains continuously employed by Addus HealthCare, up to a maximum of one year of annual cash compensation. As of December 31, 2009, severance equal to nine months of annual cash compensation had vested for Mr. Leonard.

(5)	Mr. Anderson’s severance payments include one year of his annual cash compensation, plus a continuation of all benefits for a period of one year after termination.

(6)	Ms. Rudden’s severance payments include one-half of her annual cash compensation, plus a continuation of all benefits until the earlier of the three-month anniversary of such termination or eligibility to receive benefits from a new employer, plus an additional one-twelfth of annual cash compensation for each 12-month period she remains continuously employed by Addus HealthCare, up to a maximum of one year of annual cash compensation. As of December 31, 2009, severance equal to seven months of annual cash compensation had vested for Ms. Rudden.

(7)	Mr. Diamond’s severance payments include one-half of his annual cash compensation, plus a continuation of all benefits until the earlier of the three-month anniversary of such termination or eligibility to receive benefits from a new employer, plus an additional one-twelfth of annual cash compensation for each 12-month period he remains continuously employed by Addus HealthCare, up to a maximum of one year of annual cash compensation. As of December 31, 2009, severance equal to seven months of annual cash compensation had vested for Mr. Diamond.

(8)	Mr. Wright resigned his position as Chairman of Addus HealthCare effective at the completion of the IPO. Accordingly, his employment agreement terminated effective at the completion of the IPO, and he was entitled to the payments and benefits described in the separation and general release agreement. See “What Related Person Transactions Do We Have — Separation and General Release.”

Compensation Risks

With the oversight of the Compensation Committee, we have reviewed our employee compensation policies and practices to determine whether they expose the Company to excessive risks. Based on our review, we believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

2009 Director Compensation

Directors are entitled to receive an annual retainer of $22,500 for service on our Board, and receive $1,500 per Board meeting attended in person and $750 per Board meeting attended telephonically. The Chairman of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are entitled to receive an additional annual retainer of $12,000, $7,500 and $5,000, respectively. Independent directors who serve on committees will receive $1,000 per committee meeting attended. Independent directors will be reimbursed for reasonable expenses incurred in attending Board meetings, committee meetings and shareholder meetings. In addition, upon election or appointment as a director and annually thereafter at such time as is determined by our Nominating and Corporate Governance Committee, each independent director is entitled to receive restricted shares of our common stock valued at $10,000, which vest equally over a three-year period. The foregoing independent director compensation will be subject to review and adjustment by our Nominating and Corporate Governance Committee.

The following information sets forth the compensation paid to our directors, whose compensation is not described above, during the year ended December 31, 2009.

Name	Fees Paid in Cash ($)	Stock Awards ($) (1)	Total ($)
Simon A. Bachleda (2)	9,000	10,000	19,000
Mark L. First (2)	7,833	10,000	17,833
Steven I. Geringer	11,584	10,000	21,584
Wayne B. Lowell	—	10,000	10,000

(1)	This column discloses the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718. The assumptions we used in valuing equity incentives are described under the caption “Stock Options — Restricted Stock Awards” in Note 8 to our consolidated financial statements in our Annual Report on Form 10-K.

(2)	The cash fees owed to Messrs. Bachleda and First were paid to the Eos Funds and the stock awards were granted to Messrs. Bachleda and First directly as individuals.

AUDIT COMMITTEE REPORT

The Audit Committee consists of three members of the Board of Directors, each of whom has been determined by the Board of Directors to be financially literate, as contemplated by The NASDAQ Stock Market LLC listing standards. The Board has determined that Wayne B. Lowell is an “audit committee financial expert,” as that term is defined under 407(d) of Regulation S-K. Each member of the Audit Committee is independent of the Company and its management, except, for purposes of the Audit Committee, Simon A. Bachleda. In accordance with the transitional rules of the SEC and The NASDAQ Stock Market LLC, all members of our Audit Committee will be independent within one year following completion of the IPO.

The Audit Committee operates under a written charter approved by the Board, a copy of which is available on the Company’s website. As more fully described in the charter, the primary purpose of the Audit Committee is to assist the Board in its oversight of the integrity of the Company’s financial statements and financial reporting process and the performance, qualification and independence of the Company’s independent auditors, BDO Seidman, LLP.

The Company’s management prepares the Company’s consolidated financial statements in accordance with accounting principles generally accepted in the United States of America and is responsible for the financial reporting process that generates these statements. Management is also responsible for establishing and maintaining adequate internal controls over financial reporting. The Audit Committee, on behalf of the Board, monitors and reviews these processes, acting in an oversight capacity relying on the information provided to it and on the representations made to it by the Company’s management, BDO Seidman, LLP and other advisors.

The Audit Committee has reviewed and discussed the Company’s December 31, 2009 audited consolidated financial statements with management and with BDO Seidman, LLP.

The Audit Committee has also discussed with BDO Seidman, LLP all the matters required to be discussed by generally accepted auditing standards, including those described in Statement of Auditing Standards No. 61, as amended (“Communication with Audit Committees”) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received from BDO Seidman, LLP a letter providing the disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence with respect to any relationships between BDO Seidman, LLP and the Company that in its professional judgment may reasonably be thought to bear on independence. BDO Seidman, LLP has discussed its independence with us, and has confirmed in the letter that, in its professional judgment, it is independent of the Company within the meaning of the federal securities laws.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the December 31, 2009 audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K.

The foregoing report has been approved by the Audit Committee.

Wayne B. Lowell (Chairman)

Simon A. Bachleda

Steven I. Geringer

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The appointment of independent auditors will be approved annually by the Audit Committee and ratified by our shareholders. The Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Audit Committee has authorized the engagement of BDO Seidman, LLP, who we refer to as BDO Seidman, as our independent auditors for the year ending December 31, 2010.

Representatives of BDO Seidman will attend the Annual Meeting of Shareholders and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

Independent Auditor Fee Information

The following table presents fees for professional audit services rendered by BDO Seidman for the audit of our annual consolidated financial statements for 2009 and 2008 and fees for other services rendered by BDO Seidman for fiscal year 2009 and 2008.

	2009	2008
Audit fees (1)	$775,947	$168,702
Audit-related fees (2)	$15,823	$—
Tax fees	$—	$—
All other fees	$—	$—

(1)	Audit fees consist of fees for professional services provided in connection with the audit of the Company’s audited financial statements, reviews of the Company’s quarterly financial statements and fees related to the Company’s filings of registration statements.

(2)	Audit-related fees consist of fees related to the audit of the Company’s employee benefits plans.

Pre-Approval Policy of Audit and Non-Audit Services

The Audit Committee charter requires the Audit Committee to pre-approve all audit and permitted non-audit services provided by the independent auditors as well as the related fees. The Audit Committee may delegate the pre-approval authority to a member or members of the Audit Committee or may adopt pre-approval policies and procedures, to the extent permitted by applicable laws. Any pre-approvals made pursuant to delegated authority or pre-approval policies and procedures must be presented to the full Audit Committee at its next meeting.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND

RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are shareholders may be “householding” our proxy materials. If a shareholder receives a householding notification from his, her or its broker, a single proxy statement and annual report will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from an affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.

Shareholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any shareholder that receives a “householding” notification wishes to receive a separate annual report and proxy statement at his, her or its address, such shareholder should also contact his, her or its broker directly. Shareholders who in the future wish to receive multiple copies may also contact the Company at 2401 South Plum Grove Road, Palatine, Illinois 60067, attention: Secretary.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING

How do I Submit a Proposal for Inclusion in Next Year’s Proxy Material?

If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, Addus HomeCare Corporation, 2401 South Plum Grove Road, Palatine, Illinois 60067. Under the rules of the SEC, proposals must be received no later than January 24, 2011 and otherwise comply with the requirements of the SEC to be eligible for inclusion in the Company’s 2011 Annual Meeting of Shareholders proxy statement and form of proxy.

How do I Submit a Proposal or Make a Nomination at an Annual Meeting of Shareholders?

Our Bylaws provide that if a shareholder desires to submit a proposal for consideration at an annual meeting of shareholders, or to nominate persons for election as directors, the shareholder must provide written notice of an intent to make such a proposal or nomination which the secretary of the Company must receive at our principal executive offices no later than 120 days prior and no earlier than 150 days prior to the anniversary date of the preceding year’s annual meeting of shareholders (provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred fiftieth (150th) day prior to such annual meeting and not later than the close of business on the later of the one hundred twentieth (120th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company). In no event shall the public announcement of an adjournment or postponement of an annual meeting of shareholders of the Company commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

Notwithstanding the above, in the event that the number of directors to be elected to the Board at an annual meeting of shareholders of the Company is increased and there is no public announcement by the Company naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, the shareholder’s notice required by this shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the Company at the principal executive offices of the Company not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Company.

With respect to the 2011 Annual Meeting of Shareholders, such written notice must be received no earlier than February 7, 2011 and no later than March 9, 2011. The notice must meet the requirements set forth in our Bylaws. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

OTHER MATTERS

The Board of the Company does not know of any matters which may be presented at the 2010 Annual Meeting of Shareholders other than those specifically set forth in the Notice of Annual Meeting of Shareholders. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

By Order of the Board of Directors,

Francis J. Leonard Secretary

☐             ■

ADDUS HOMECARE CORPORATION

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 7, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark S. Heaney and Francis J. Leonard as proxies, each with full power of substitution, to represent and vote, as designated on the reverse side, all the shares of Common Stock of Addus HomeCare Corporation (the “Company”) held of record by the undersigned on May 17, 2010, at the Annual Meeting of Shareholders on July 7, 2010, or any adjournment or postponement thereof.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on July 7, 2010. The Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report on Form 10-K are available at www.addus.com.

(Continued and to be signed on the reverse side)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Please detach along perforated line and mail in the envelope provided IF you are not voting in person.

A.	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR proposal 2.
1. Election of Directors:	For	Withhold

Mark S. Heaney	☐	☐

Simon A. Bachleda	☐	☐

		For	Against	Abstain
2.	To ratify the selection of BDO Seidman, LLP as independent auditor of the Company for its fiscal year ending December 31, 2010.	☐	☐	☐

B.	Non-Voting Items
Change of Address – Please print your new address below.		Comments – Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
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